Exhibit 99.2
HORIZON OFFSHORE, INC. HISTORICAL FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Horizon Offshore, Inc.

We have audited the accompanying consolidated balance sheets of Horizon Offshore, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon Offshore, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” using the modified prospective method as of January 1, 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Horizon Offshore, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

/s/  GRANT THORNTON LLP

Houston, Texas
March 15, 2007

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In thousands,
	except share data)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$96,890	$42,960
Restricted cash	9,325	4,055
Accounts receivable —
Contract receivables	72,231	43,423
Costs in excess of billings, net	112,836	90,229
Income tax receivable	5,040	—
Other	2,773	1,209
Other current assets	8,140	6,622

Total current assets	307,235	188,498
PROPERTY AND EQUIPMENT, net	197,409	186,416
RESTRICTED CASH	—	7,967
OTHER ASSETS, net	18,375	19,840

	$523,019	$402,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,160	$15,474
Accrued liabilities	8,130	6,617
Accrued job costs	56,782	56,085
Billings in excess of costs	2,632	7,386
Current maturities of long-term debt	14,813	26,130
Current taxes payable	5,195	2,687

Total current liabilities	102,712	114,379
LONG-TERM DEBT, net of current maturities	85,495	27,340
RELATED PARTY TERM DEBT	—	63,794
SUBORDINATED NOTES	13,904	12,845
OTHER LIABILITIES	924	877
DEFERRED INCOME TAXES	22,649	—

Total liabilities	225,684	219,235
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.00001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.00001 par value, 100,000,000 and 1,500,000,000 shares authorized, 32,395,258 shares issued and outstanding and 30,384,871 shares issued, respectively	—	—
Deferred compensation	—	(8,333)
Additional paid-in capital	419,392	382,239
Treasury stock, none and 10,031 shares, respectively	—	(1,644)
Accumulated deficit	(121,766)	(188,776)
Accumulated other comprehensive loss	(291)	—

Total stockholders’ equity	297,335	183,486

	$523,019	$402,721

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except share and per share data)

CONTRACT REVENUES	$547,289	$325,044	$254,209
COST OF CONTRACT REVENUES	400,040	268,280	226,391

Gross profit	147,249	56,764	27,818
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	33,167	30,922	30,687
GAIN ON INSURANCE SETTLEMENT	(14,300)	—	—
RESERVE FOR CLAIMS AND RECEIVABLES	18,458	1,711	5,692
IMPAIRMENT OF PROPERTY, EQUIPMENT AND INTANGIBLES	100	—	22,361
IMPAIRMENT LOSS ON ASSETS HELD FOR SALE	—	2,261	3,268

Operating income (loss)	109,824	21,870	(34,190)
OTHER:
Interest expense	(13,989)	(67,572)	(25,995)
Interest income	2,967	777	286
Loss on debt extinguishment	(2,402)	(23,138)	(1,719)
Other income (expense), net	25	53	152

NET INCOME (LOSS) BEFORE INCOME TAXES	96,425	(68,010)	(61,466)
INCOME TAX PROVISION	29,415	3,046	2,103

NET INCOME (LOSS)	$67,010	$(71,056)	$(63,569)

EARNINGS (LOSS) PER SHARE — BASIC AND DILUTED:
Net income (loss) per share — basic	$2.18	$(16.09)	$(51.45)

Net income (loss) per share — diluted	$2.14	$(16.09)	$(51.45)

WEIGHTED AVERAGE SHARES USED IN COMPUTING EARNINGS (LOSS) PER SHARE:
BASIC	30,711,698	4,417,341	1,235,561
DILUTED	31,263,470	4,417,341	1,235,561

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

						Accumulated
					Additional	Other				Total
	Common Stock		Deferred	Subscription	Paid-In	Comprehensive	Accumulated	Treasury Stock		Stockholders’
	Shares	Amount	Compensation	Receivable	Capital	Loss	Deficit	Shares	Amount	Equity
	(In thousands)

BALANCE, DECEMBER 31, 2003	1,091	$1,091	$—	$—	$198,179	$—	$(54,151)	32	$(5,308)	$139,811
401(k) contributions in company stock	—	—	—	—	(2,290)	—	—	(16)	2,708	418
Issuance of warrants, net of offering costs of $722	—	—	—	—	16,593	—	—	—	—	16,593
Warrants exercised	212	212	—	(42)	(149)	—	—	—	—	21
Net loss	—	—	—	—	—	—	(63,569)	—	—	(63,569)

BALANCE, DECEMBER 31, 2004	1,303	1,303	—	(42)	212,333	—	(117,720)	16	(2,600)	93,274
401(k) contributions in company stock	—	—	—	—	(858)	—	—	(6)	956	98
Issuance of common stock in exchange for subordinated notes, net of offering costs of $1,027	3,795	3,795	—	—	53,910	—	—	—	—	57,705
Cancellation of common stock	—	(10)	—	10	—	—	—	—	—	—
Retirement of common stock	(72)	—	—	—	(520)	—	—	—	—	(520)
Reduction in par value of common stock to $0.00001 per share	—	(5,088)	—	—	5,088	—	—	—	—	—
Subscription receivable payment	—	—	—	32	—	—	—	—	—	32
Issuance of restricted stock	1,087	—	(12,500)	—	12,500	—	—	—	—	—
Issuance of common stock for conversion of Series B Preferred Stock	22,166	—	—	—	81,007	—	—	—	—	81,007
Issuance of common stock in private placement, net of offering costs of $1,229	2,106	—	—	—	18,779	—	—	—	—	18,779
Amortization of deferred compensation	—	—	4,167	—	—	—	—	—	—	4,167
Net loss	—	—	—	—	—	—	(71,056)	—	—	(71,056)

BALANCE, DECEMBER 31, 2005	30,385	—	(8,333)	—	382,239	—	(188,776)	10	(1,644)	183,486
FAS 123(R) reclassification of deferred compensation	—	—	8,333	—	(8,333)	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	8,984	—	—	—	—	8,984
Retirement of treasury stock	(10)	—	—	—	(1,644)	—	—	(10)	1,644	—
Issuance of common stock, net of offering costs of $2,921	2,000	—	—	—	38,138	—	—	—	—	38,138
Stock options exercised	—	—	—	—	8	—	—	—	—	8
Issuance of restricted stock	20	—	—	—	—	—	—	—	—	—
Comprehensive Income:
Net income	—	—	—	—	—	—	67,010	—	—	67,010
Change in fair market value of interest rate swap, net of $(157) tax benefit	—	—	—	—	—	(291)	—	—	—	(291)

Total comprehensive income										66,719

BALANCE, DECEMBER 31, 2006	32,395	$—	$—	$—	$419,392	$(291)	$(121,766)	—	$—	$297,335

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$67,010	$(71,056)	$(63,569)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities —
Depreciation and amortization	27,397	21,661	19,702
Gain on insurance settlement	(14,300)	—	—
Reserve for claims and receivables	18,458	1,711	5,692
Impairment of inventory	—	684	6,379
Impairment of property, equipment and intangibles	100	—	22,361
Impairment loss on assets held for sale	—	2,261	3,268
Net gain on sale and other disposition of assets	(40)	(41)	(32)
Deferred income taxes	22,806	—	—
Paid in-kind interest on subordinated notes and related party term debt	1,382	6,977	11,217
Amortization of deferred loan fees recorded as interest expense	777	3,195	3,434
Amortization of subordinated debt discount recorded as interest expense	—	3,321	5,068
Amortization of beneficial conversion feature and adjustment of mandatorily
redeemable preferred stock charged to interest expense	—	41,863	(1,605)
Expense recognized for issuance of treasury stock for 401(k) plan contributions	—	98	418
Stock-based compensation expense (including amortization of deferred compensation)	8,984	4,167	—
Loss on debt extinguishment	2,402	23,138	1,719
Changes in operating assets and liabilities —
Restricted cash	2,697	(2,775)	(9,247)
Accounts receivable	(35,412)	35,864	13,624
Costs in excess of billings	(41,065)	(66,171)	10,639
Billings in excess of costs	(4,754)	(2,514)	4,066
Other assets	(7,856)	(8,341)	(17,202)
Accounts payable	(314)	(19,793)	5,996
Accrued and other liabilities	582	(3,021)	5,596
Accrued job costs	697	24,933	(25,194)
Current taxes payable	2,508	1,501	(235)

Net cash provided by (used in) operating activities	52,059	(2,338)	2,095
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and additions to property and equipment	(20,875)	(2,458)	(5,579)
Proceeds from casualty insurance claims	16,300	—	—
Proceeds from sale of assets	25	6,936	803

Net cash provided by (used in) investing activities	(4,550)	4,478	(4,776)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on term debt	(30,741)	(17,279)	(9,615)
Borrowings on revolving credit facilities	—	—	30,550
Payments on revolving credit facilities	—	(27,299)	(53,850)
Proceeds from issuance of related party term debt	—	44,233	—
Principal payments on related party term debt	(548)	(7,845)	—
Proceeds from issuance of subordinated notes	—	—	55,237
Proceeds from issuance of subordinated notes allocable to warrants	—	—	16,593
Principal payments on subordinated notes	—	(3,481)	(4,472)
Deferred loan fees	(436)	(3,267)	(3,924)
Proceeds from issuance of common and preferred stock, net	38,138	17,751	1
Stock option and warrant transactions and other	8	32	21

Net cash provided by financing activities	6,421	2,845	30,541

NET INCREASE IN CASH AND CASH EQUIVALENTS	53,930	4,985	27,860
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	42,960	37,975	10,115

CASH AND CASH EQUIVALENTS AT END OF YEAR	$96,890	$42,960	$37,975

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$11,440	$11,700	$8,000
Cash paid for income taxes	$9,147	$1,561	$3,123
Cash refund for income taxes	$—	$16	$928
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Repayment of debt with proceeds of additional debt	$74,679	$25,573	$15,000
Purchase of vessel with long-term debt	$11,000	$—	$—
Payment of deferred loan fees, closing costs and fees, and warrant issuance costs with term debt and subordinated notes	$2,721	$—	$8,905
Capital expenditures for property and equipment included in accrued liabilities	$867	$48	$353
Exchange of debt for equity	$—	$98,228	$—

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization and Basis of Presentation

Horizon Offshore, Inc., a Delaware corporation, and its subsidiaries (references to “Horizon”, “company,” “we” or “us” are intended to refer to Horizon Offshore, Inc. and its subsidiaries) provide marine construction services for the offshore oil and gas and energy industries. During the year ended December 31, 2006, we provided construction services domestically in the U.S. Gulf of Mexico, and internationally in our Latin America, West Africa and Southeast Asia/Mediterranean geographic segments. These services primarily consist of laying, burying or repairing marine pipelines for the transportation of oil and gas; providing hook-up and commissioning services; and installing and salvaging production platforms and other marine structures. Historically, our projects are performed on a fixed-price or a combination of a fixed-price and day-rate basis in the case of extra work to be performed under the contract. During 2006, we contracted and performed the majority of the repair and salvage work on a day-rate basis because of the nature and often indeterminate scope of the repairs. From time to time, we perform projects on a cost-reimbursement basis.

On April 12, 2006, we effected a 1-for-25 reverse stock split of our issued and outstanding common stock. All common share amounts (and per share amounts) have been adjusted to reflect the 1-for-25 reverse stock split. In the accompanying consolidated balance sheet as of December 31, 2005, we have adjusted our stockholders’ equity accounts by reducing our stated capital and increasing our additional paid-in capital to reflect the reduction in outstanding shares as a result of the reverse stock split. In the accompanying consolidated statements of operations, we have adjusted the weighted average shares outstanding and earnings (loss) per share amounts for all prior periods presented as a result of the reverse stock split. In the accompanying consolidated statements of stockholders’ equity, we have adjusted the share amounts and the balances of our stated capital and additional paid-in capital for all prior periods presented as a result of the reverse stock split.

Business Risks

Our level of activity depends largely on our customers’ willingness to make capital expenditures for developmental construction. Our customers’ willingness to make these expenditures depends largely upon prevailing industry conditions and oil and gas prices, and their perceptions of future conditions. Factors affecting our profitability include our level of construction activity, competition, equipment and labor availability and productivity, contract estimating, weather conditions and other risks inherent in marine construction.

Oil and gas prices, which have historically been volatile, have remained at relatively high levels during 2006. Any reduction in oil and gas prices would likely affect the demand for our marine construction services. Since most of our construction activity in the U.S. Gulf of Mexico supports the production of natural gas, a substantial reduction in gas prices may have an adverse impact on business, even if oil prices remain strong. Worldwide political, economic and military events have contributed to oil and gas price volatility and are likely to continue to do so in the future. Many factors beyond our control affect oil and gas prices, including the cost of exploring for, producing and delivering oil and gas, the discovery rate of new oil and gas reserves, available pipeline and other oil and natural gas transportation capacity, sale and expiration dates of offshore leases in the United States and abroad, the ability of oil and natural gas companies to raise capital, and weather conditions in the United States and elsewhere.

Historically, the greatest demand for marine construction services in the U.S. Gulf of Mexico has been during the period from May to September. This seasonality of the construction industry in the U.S. Gulf of Mexico is caused both by weather conditions and by the historical timing of capital expenditures by oil and gas companies to circumvent these weather conditions. As a result, revenues are typically higher in the summer months and lower in the winter months. Full year results are not a direct multiple of any quarter or combination of quarters because of this seasonality.

Segment Information and Significant Customers

We have domestic and international operations in one industry segment, the marine construction service industry for offshore oil and gas and energy companies. We currently operate in four geographic segments. See

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13 for geographic information. Customers accounting for more than 10% of consolidated revenues for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004

Customer A	30%	10%	23%
Customer B	13%	24%	—
Customer C	10%	—	—
Customer D	10%	—	3%
Customer E	5%	14%	—
Customer F	1%	9%	36%

The amount of revenue accounted for by a customer depends on the level of construction services that we perform for the customer, which is based on the size of its capital expenditure budget and our ability to bid for and obtain its work. Consequently, customers that account for a significant portion of contract revenues in one year may represent an immaterial portion of contract revenues in subsequent years. Our West Africa geographic segment revenues are currently derived from one customer, West Africa Gas Pipeline Company. We currently have no assets located in our West Africa geographic segment. At this time, we do not have any future projects scheduled in our West Africa geographic segment. We generally derive the revenues associated with our Latin America geographic segment from our work for Petróleos Mexicanos (Pemex), the Mexican national oil company. Our Southeast Asia/Mediterranean geographic segment revenues are currently derived from one customer, TL Offshore Sdn Bhd in Southeast Asia.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents include interest bearing demand deposits and highly liquid investments with original maturities of three months or less. We control our exposure to credit risk associated with these instruments by placing our financial interests with credit-worthy financial institutions and performing services for national oil companies, major and independent oil and gas companies, energy companies and their affiliates. The concentration of customers in the energy industry may impact our overall credit exposure, either positively or negatively, since these customers may be similarly affected by changes in economic or other conditions. As of each of the years ended December 31, 2006 and 2005, we had a total of three customers who accounted for 75% of total billed and unbilled receivables, respectively. No other single customer accounted for more than 10% of accounts receivable as of December 31, 2006 and 2005. See Note 2.

Principles of Consolidation

The consolidated financial statements include the accounts of Horizon and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management must apply significant judgments in this process. Among the factors, but not fully inclusive of all factors, that may be considered by management in these processes are: the range of accounting policies permitted by accounting principles generally accepted in the United States; management’s understanding of our business; expected rates of business and operational change; sensitivity and volatility associated with the assumptions used in developing estimates; and whether historical trends are expected to be representative of future trends. Among the most subjective judgments employed in the preparation of these financial statements are estimates of expected costs to complete construction projects, the collectibility of contract receivables and claims, the depreciable lives of and future cash flows to be

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provided by our equipment and long-lived assets, the amortization period of maintenance and repairs for dry-docking activity, estimates for the number and magnitude of self-insurance reserves needed for potential medical claims and Jones Act obligations, judgments regarding the outcomes of pending and potential litigation and certain judgments regarding the nature of income and expenditures for tax purposes. We review all significant estimates on a recurring basis and record the effect of any necessary adjustments prior to publication of our financial statements. Adjustments made with respect to the use of estimates relate to improved information not previously available. Because of the inherent uncertainties in this process, actual future results could differ from those expected at the reporting date.

Revenue Recognition

Construction contract revenues are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to the total estimated costs for each construction contract. This percentage is applied to the estimated revenue at completion to calculate revenues earned to date. We consider the percentage-of-completion method to be the best available measure of progress on these contracts. We follow the guidance of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 81-1, “Accounting for Performance of Construction — Type and Certain Production — Type Contracts,” for our accounting policy relating to the use of the percentage-of-completion method, estimated costs and claim recognition for construction contracts. Contract revenue reflects the original contract price adjusted for agreed upon change orders and unapproved claims. We recognize unapproved claims only when the collection is deemed probable and if the amount can be reasonably estimated for purposes of calculating total profit or loss on long-term contracts. We record revenue and the unbilled receivable for claims to the extent of costs incurred and to the extent we believe related collection is probable and include no profit on claims recorded. Changes in job performance, job conditions and estimated profitability, including those arising from final contract settlements, may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The asset “Costs in excess of billings” represents costs and estimated earnings recognized as revenue in excess of amounts billed as determined on an individual contract basis. The liability “Billings in excess of costs” represents amounts billed in excess of costs and estimated earnings recognized as revenue on an individual contract basis.

For certain service contracts, revenues are recognized under SEC Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements,” and No. 104, “Revenue Recognition,” when all of the following criteria are met; persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price is fixed or determinable; and collectibility is reasonably assured.

Cost Recognition

Cost of contract revenues includes all direct material and labor costs and certain indirect costs, which are allocated to contracts based on utilization, such as supplies, tools, repairs and depreciation. Selling, general and administrative costs are charged to expense as incurred. Advertising costs are expensed as incurred and to date have not been significant.

Interest Expense

For the year ended December 31, 2006, interest expense includes charges related to cost of capital and other financing charges related to our outstanding debt, amortization of deferred loan fees over the term of the respective debt, and paid in-kind interest on our subordinated notes due March 31, 2010 (the 8% Subordinated Notes) and our two secured term loans originally due March 31, 2007 (the Senior Credit Facilities). Interest expense for the year ended December 31, 2005 included charges related to cost of capital and other financing charges related to our outstanding debt; amortization of deferred loan fees over the term of the respective debt; amortization of debt discount related to subordinated notes over their term; paid in-kind interest on subordinated notes; accretion in the fair value of preferred stock subject to mandatory redemption; recognition of the change in the fair value of preferred stock prior to the debt-for-equity exchange that we completed on June 10, 2005 (the Exchange

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Transaction); and amortization of the beneficial conversion feature of Series B Mandatorily Convertible Redeemable Preferred Stock (the Series B Preferred Stock). Included in interest expense for the year ended December 31, 2004, are charges related to cost of capital and other financing charges related to our outstanding debt; amortization of deferred loan fees over the term of the respective debt; amortization of debt discount related to subordinated notes over the term of the notes; paid in-kind interest on subordinated notes; and recognition of the change in the fair value of preferred stock subject to mandatory redemption from the previous reporting date.

Interest expense was $14.0 million, $67.6 million and $26.0 million for 2006, 2005 and 2004, respectively.

Cash and Cash Equivalents

Cash and cash equivalents include interest bearing demand deposits and highly liquid investments with original maturities of three months or less. As of December 31, 2006 and 2005, cash held in foreign bank accounts amounted to approximately $1.3 million and $0.5 million, respectively.

Accounts Receivable

Accounts receivable are stated at the historical carrying value less write-offs and allowances for doubtful accounts. We have significant investments in billed and unbilled receivables as of December 31, 2006. Billed receivables represent amounts billed upon the completion of small contracts and progress billings on large contracts in accordance with contract terms and milestones. Unbilled receivables on fixed-price contracts, which are included in costs in excess of billings, arise as revenues are recognized under the percentage-of-completion method. Unbilled amounts on cost-reimbursement contracts represent recoverable costs and accrued profits not yet billed. Revenue associated with these billings is recorded net of any sales tax and value added tax, if applicable. In establishing an allowance for doubtful accounts, we evaluate our contract receivables and costs in excess of billings and thoroughly review historical collection experience, the financial condition of our customers, billing disputes and other factors. We write-off uncollectible accounts receivable against the allowance for doubtful accounts if we determine that the amounts will not be collected or if a settlement is reached for an amount that is less than the carrying value.

We negotiate change orders and unapproved claims with our customers. In particular, unsuccessful negotiations of unapproved claims could result in the settlement or collection of a receivable at an amount that is less than its carrying value, which would result in the recording of a loss. Successful claims negotiations could result in the recovery of previously recorded losses. Significant losses on receivables would adversely affect our financial position, results of operations and our overall liquidity.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There was no reserve for contract receivables provided during 2006, and no receivables were written-off against the allowance for doubtful contract receivables for the year ended December 31, 2006. During the second quarter of 2005, we reserved $1.7 million of the outstanding receivables for Williams Oil Gathering LLC (Williams) and wrote-off this receivable against the allowance for doubtful accounts when this claim was settled in the third quarter of 2005. We also wrote-off receivables of $5.7 million for Iroquois Gas Transmission LP (Iroquois) against the allowance for doubtful accounts related to the settlement of this claim during 2005 that was reserved during 2004. A rollforward of the allowance for doubtful contract receivables is presented in the following table (in millions):

Balance, December 31, 2003	$—
Reserve for contract receivables	5.7
Write-off of receivables	—

Balance, December 31, 2004	5.7
Reserve for contract receivables	1.7
Write-off of receivables	(7.4)

Balance, December 31, 2005	—
Reserve for contract receivables	—
Write-off of receivables	—

Balance, December 31, 2006	$—

There was no allowance for doubtful costs in excess of billings as of December 31, 2006, and the allowance for doubtful costs in excess of billings was $33.1 million as of December 31, 2005. On August 4, 2006, we received notification that an arbitral panel in Mexico rejected our claims against Pemex, for which we had reserved an additional $18.5 million for the remaining carrying value during the quarter ended June 30, 2006. During the quarter ended September 30, 2006, we wrote-off the total $51.6 million included in costs in excess of billings related to the Pemex claims against the allowance for doubtful accounts. There were no reserves for costs in excess of billings or write-offs of receivables during the year ended December 31, 2005 and 2004. A rollforward of the allowance for doubtful costs in excess of billings is presented in the following table (in millions):

Balance, December 31, 2003	$33.1
Reserve for costs in excess of billings	—
Write-off of receivables	—

Balance, December 31, 2004	33.1
Reserve for costs in excess of billings	—
Write-off of receivables	—

Balance, December 31, 2005	33.1
Reserve for costs in excess of billings	18.5
Write-off of receivables	(51.6)

Balance, December 31, 2006	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Long-Term Assets

Other assets, net of accumulated amortization of $16.0 million and $17.1 million at December 31, 2006 and 2005, respectively, consist of the following (in thousands):

	December 31,	December 31,
	2006	2005

Capitalized dry-dock costs	$15,441	$15,770
Deferred loan fees	2,386	2,408
Deposits	311	276
Other	237	1,386

	$18,375	$19,840

Dry-dock costs are direct costs associated with scheduled major maintenance on our marine construction vessels. We capitalize the costs incurred in connection with dry-dockings and amortize them on the straight-line method over a period ranging between thirty and sixty months until the next scheduled dry-docking. We incurred and capitalized dry-dock costs of $7.5 million, $5.5 million and $11.9 million for the years ended December 31, 2006, 2005 and 2004, respectively. The dry-dock costs capitalized for the year ended December 31, 2006 relate primarily to scheduled dry-dockings for the Pecos Horizon, Lone Star Horizon, American Horizon and Atlantic Horizon required by the American Bureau of Shipping. The dry-dock costs capitalized for the year ended December 31, 2005 relate primarily to the costs incurred as a result of the special hull surveys performed on the Sea Horizon and the Pacific Horizon by the American Bureau of Shipping. We amortized capitalized dry-dock costs of $7.9 million, $6.8 million and $4.9 million for the years ended December 31, 2006, 2005 and 2004, respectively, which is included in cost of contract revenues in the accompanying consolidated statements of operations.

Loan fees paid in connection with new loan facilities are deferred and amortized over the term of the respective loans. The amortization of the deferred loan fees is recorded as interest expense in the accompanying consolidated statements of operations. We incurred and capitalized $2.6 million in closing fees during the year ended December 31, 2006 primarily in connection with the closing of a term loan with The CIT Group/Equipment Financing, Inc. (the CIT Group) on March 9, 2006 and a revolving credit facility with PNC Bank, National Association (PNC Bank) on April 28, 2006. During the year ended December 31, 2005, we incurred and capitalized $3.0 million in closing fees in connection with closing the loans under the Senior Credit Facilities on March 31, 2005.

Deposits consist primarily of security deposits on office leases as of December 31, 2006 and 2005.

Restricted Cash

Total restricted cash of $9.3 million represents $9.1 million cash used to secure a letter of credit under the completed Israel Electric Corporation (IEC) contract, plus interest received. Upon official acceptance of this project, IEC will release $1.1 million of the cash expended to secure the IEC letter of credit. The restriction on the remaining funds will be released 60 days after the end of the warranty period if no defect is discovered, and 24 months after the completion of the warranty work if a defect is discovered. The $9.1 million, plus interest received of $0.2 million, is classified as a current asset because the warranty period expires in 2007 and we expect this entire amount to be released within twelve months. Restricted cash is not considered as cash or cash equivalents for purposes of the accompanying consolidated balance sheets and statements of cash flows.

Property and Equipment

We use the units-of-production method to calculate depreciation on our major barges, vessels and related equipment to approximate the wear and tear of normal use. The useful lives of our major barges and vessels are 18 years. Major additions, including improvements that significantly add to productive capacity or extend useful life, to barges, vessels and related equipment are capitalized and depreciated over the useful life of the vessel.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Maintenance and repairs are expensed as incurred. When equipment is sold or otherwise disposed of, the cost of the equipment and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

Depreciation on our other fixed assets is provided using the straight-line method based on the following estimated useful lives:

Buildings	15 years
Machinery and equipment	8-15 years
Office furniture and equipment	3-5 years
Leasehold improvements	3-10 years

Depreciation expense is included in the following expense accounts (in thousands):

	December 31,
	2006	2005	2004

Cost of contract revenues	$18,375	$12,838	$12,444
Selling, general and administrative expenses	1,110	1,246	1,464

	$19,485	$14,084	$13,908

Depreciation expense calculated under the units-of-production method may be different than depreciation expense calculated under the straight-line method in any period. In the event we do not utilize each vessel to the extent estimated, the annual depreciation based on utilization of each vessel will not be less than 25% of annual straight-line depreciation, and the cumulative depreciation based on utilization of each vessel will not be less than 50% of cumulative straight-line depreciation. We periodically review the remaining useful lives of our vessels and revise the estimated lives over current and future periods. If we alternatively applied only a straight-line depreciation method, less depreciation expense would be recorded in periods of high vessel utilization and more depreciation expense would be recorded in periods of low vessel utilization.

When events or changes in circumstances indicate that assets may be impaired, we review long-lived assets for impairment according to Statements of Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (SFAS No. 144) and evaluate whether the carrying value of any such asset may not be recoverable. Changes in our business plans, a significant decrease in the market value of a long-lived asset, a change in the physical condition of a long-lived asset or the extent or manner in which it is being used, or a severe or sustained downturn in the oil and gas industry, among other factors are considered triggering events. The carrying value of each asset is compared to the estimated undiscounted future net cash flows for each asset or asset group. If the carrying value of any asset is more than the estimated undiscounted future net cash flows expected to result from the use of the asset, a write-down of the asset to estimated fair market value must be made. When quoted market prices are not available, fair value must be determined based upon other valuation techniques. This could include appraisals or present value calculations of estimated future cash flows. In the calculation of fair market value, including the discount rate used and the timing of the related cash flows, as well as undiscounted future net cash flows, we apply judgment in our estimates and projections, which could result in varying levels of impairment recognition.

Stock-Based Compensation

On January 1, 2006, we adopted the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123(R)), which revises SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS No. 123) and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB No. 25). SFAS No. 123(R) requires us to recognize expense related to the fair value of our stock-based compensation awards, including employee stock options.

Prior to the adoption of SFAS No. 123(R), we accounted for stock-based compensation awards using the intrinsic value method of APB No. 25. Accordingly, we did not recognize compensation expense in our statement of operations for options we granted to employees that had an exercise price equal to the market value of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

underlying common stock on the date of grant. However, we did record compensation expense related to options issued to non-employees pursuant to SFAS No. 123 and for restricted stock issued based on the market value of our stock at the date of grant. As required by SFAS No. 123, we also provided certain pro forma disclosures for stock-based awards as if the fair-value-based approach of SFAS No. 123 had been applied.

We elected to use the modified prospective transition method as permitted by SFAS No. 123(R) and therefore have not restated our financial results for prior periods. Under this transition method, we have applied the provisions of SFAS No. 123(R) to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Additionally, we recognize compensation cost for the portion of awards that were outstanding as of January 1, 2006 for which the requisite service had not been rendered (unvested awards), as the remaining service is rendered. The compensation cost we record for these awards is based on their grant-date fair value as calculated for the pro forma disclosures required by SFAS No. 123.

As a result of the adoption of SFAS No. 123(R), our financial results were lower than under our previous accounting method for stock-based employee compensation related to stock options by the following amounts (in thousands, except per share data):

Year Ended
December 31, 2006

Operating income	$651
Net income before income taxes	$651
Net income	$424
Net income per share — basic	$0.01
Net income per share — diluted	$0.01

The fair value of options granted is estimated on the date of grant using the Black-Scholes single option pricing model based on assumptions including, (i) expected option life (in years), (ii) expected volatility and (iii) risk-free interest rate. The expected term of the options is based on evaluations of historical and expected future employee exercise behavior. Expected volatility is based on the historical volatility of our stock. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at the grant date. We have not historically paid any dividends and do not expect to in the future.

We recognize compensation cost for awards with graded vesting using the straight-line attribution method, with the amount of compensation cost recognized at any date at least equal to the portion of the grant-date value of the award that is vested at that date. Compensation cost recognized in any period is impacted by the number of stock options granted and the vesting period, as well as the underlying assumptions used in estimating the fair value on the date of grant. This estimate is dependent upon a number of variables such as the number of options awarded, cancelled or exercised and fluctuations in our share price during the year.

We used the Black-Scholes model, assuming no dividends, as well as the following weighted average assumptions to account for the employee stock options under the fair-value method as defined by SFAS No. 123(R), for the year ended December 31, 2006:

2006

Expected option life (in years)	5
Expected volatility	105%
Risk-free interest rate	4.84%

Our pre-tax compensation cost for stock-based employee compensation related to restricted stock was approximately $9 million for the year ended December 31, 2006. For the year ended December 31, 2006, we recognized approximately $3 million in tax benefits for these costs.

Prior to the adoption of SFAS No. 123(R), we presented all tax benefits resulting from the exercise of stock options as operating cash flows in the consolidated statement of cash flows. SFAS No. 123(R) requires that cash flows from the exercise of stock options resulting from tax benefits in excess of recognized cumulative

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation costs (excess tax benefits) be classified as financing cash flows. No such excess tax benefits were recorded for the year ended December 31, 2006.

The following table illustrates the effect on net income (loss) and earnings (loss) per share if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation prior to the adoption of SFAS No. 123(R) on January 1, 2006 (in thousands, except per share data).

	Year Ended	Year Ended
	December 31, 2005	December 31, 2004

Net income (loss), as reported	$(71,056)	$(63,569)
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(286)	(987)

Pro forma net income (loss)	$(71,342)	$(64,556)

Earnings (loss) per share — Basic and Diluted:
As reported	$(16.09)	$(51.45)
Pro forma	$(16.15)	$(52.25)

The following assumptions were used to estimate the fair value using the Black-Scholes single option pricing model as of the grant date for the options granted during the year ended December 31, 2004 (there were no option grants during 2005):

2004

Expected option life (in years)	7
Expected volatility	78.8%
Risk-free interest rate	4.03%

Federal Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” (SFAS No. 109). SFAS No. 109 requires the recognition of income tax expense for the amount of taxes payable or refundable for the current year and for deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. We must make significant assumptions, judgments and estimates to determine our current provision for income taxes, our deferred tax assets and liabilities, and any valuation allowance to be recorded against our net deferred tax asset. The current provision for income tax is based upon the current tax laws and our interpretation of these laws, as well as the probable outcomes of any foreign or domestic tax audits. The value of any net deferred tax asset depends upon our estimates of the amount and category of future taxable income reduced by the amount of any tax benefits that we do not expect to realize. Actual operating results and the underlying amount and category of income in future years could render our current assumptions, judgments and estimates of recoverable net deferred taxes inaccurate, thus impacting our financial position and results of operations. Certain past changes in ownership have limited our ability to realize portions of our net operating loss carryforwards, and future changes in ownership may further limit the amount and availability of our net operating loss carryforward, described in further detail below. We compute deferred income taxes using the liability method. We provide for deferred income taxes on all temporary differences between the financial-reporting basis and the tax basis of our assets and liabilities by applying enacted statutory tax rates, applicable to future years. Allowable tax credits are applied currently as reductions to the provisions for income taxes.

In May 2006, the Texas Legislature enacted reforms of the Texas franchise tax system and replaced it with a new tax system, referred to as the Texas margin tax. We conduct the majority of our operations offshore outside of Texas. We have reviewed the changes in tax law due to the implementation of the Texas margin tax, and have determined the impact of such change is immaterial.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We do not provide for U.S. income taxes on foreign subsidiaries’ undistributed earnings intended to be permanently reinvested in foreign operations.

Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period), the corporation’s ability to use its pre-change of control net operating loss carryforwards against its post-change of control income may be limited. The limitation under Section 382 is defined as the product obtained by multiplying (i) the aggregate market value of our stock, as applicable, immediately prior to the ownership change (with certain adjustments) by (ii) the highest of the long-term tax exempt rate in effect for any month in the 3-calendar month period ending with the calendar month in which the change date occurs. If a corporation has a net unrealized built-in gain that exceeds a certain threshold, the Section 382 limitation may be increased by the amount of any recognized built-in gain. These limitations may affect the timing of our ability to utilize our pre-change of control net operating loss carryforwards in future taxable periods. This could result in an increase in our federal income tax liability and could affect our cash flow. See Note 5.

Fair Value of Financial Instruments

The carrying values of cash, receivables, accounts payable and accrued liabilities approximate fair value due to the short-term maturity of those instruments.

As of December 31, 2006, the carrying value of our debt, including accrued interest, was approximately $114.8 million. The fair value of this debt approximates the carrying value because the interest rates on a portion of our debt are based on floating rates established by reference to market rates. The fair value of our fixed rate debt approximates the carrying value because the fixed interest rate charged approximates the rates at which we can currently borrow. We have $13.9 million aggregate principal amount of 8% Subordinated Notes at a fixed 8% interest rate and a $25.0 million term loan at a fixed 8.55% interest rate. A hypothetical 1% increase in the applicable floating interest rates as of December 31, 2006 would increase our annual interest expense by approximately $0.4 million.

Earnings Per Share

Earnings per share data for all periods presented are computed pursuant to SFAS No. 128, “Earnings Per Share” (SFAS No. 128) that requires a presentation of basic earnings per share (basic EPS) and diluted earnings per share (diluted EPS). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock.

Other Comprehensive Income

Other than the interest rate swap described below, we have no items representing other comprehensive income under SFAS No. 130, “Reporting Comprehensive Income”.

Interest Rate Swap — In May 2006, we entered into an interest rate swap agreement with PNC Bank to reduce our exposure to market risks from variable interest rates on approximately $35 million of our debt. We did not enter into this agreement for speculative or trading purposes. The interest rate swap effectively converts the variable interest rate on approximately $35 million of our debt into fixed rate debt with a 9.99% interest rate. The interest rate swap qualifies as a cash flow hedge in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). Therefore, changes in the fair market value of the swap agreement are reflected in other comprehensive loss. Any differences paid or received on the interest rate swap agreement are recognized as an adjustment to interest expense over the life of the swap, thereby adjusting the effective interest rate on the underlying obligation. At December 31, 2006, the fair value of the derivative instrument was negative and was recorded as a liability of approximately $291,000, net of tax benefit of $157,000, in accordance with

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 133. This liability is reflected in other liabilities in the accompanying consolidated balance sheet at December 31, 2006.

Foreign Currency

Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than our functional currency, the U.S. dollar. Gains and losses on those foreign currency transactions are included in other income (expense) for the period of exchange. Foreign currency transaction (losses) gains were $(218,000) in 2006, $(26,000) in 2005, and $85,000 in 2004.

Reclassifications

Prior period amounts within the captions inventory and other long-term assets in the consolidated balance sheets as of December 31, 2005 have been reclassified to conform to the current period presentation. These reclassifications had no effect on net income (loss) or total stockholders’ equity.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS No. 155), which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. We adopted SFAS No. 155 as of March 1, 2006, and the standard did not have an impact on our financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We have not fully completed our evaluation of the impact that FIN 48 will have on our financial position and results of operations when adopted. We currently estimate that the adoption will result in a charge to beginning retained earnings at January 1, 2007, in the range of approximately $2 million to $5 million.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in Generally Accepted Accounting Principles (GAAP) and expands disclosure about fair value measurements. SFAS No. 157 also applies under other accounting standards that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurement. The provisions of SFAS No. 157 are effective as of the beginning of our 2008 fiscal year. We are currently evaluating the impact of adopting SFAS No. 157 on our financial statements.

In September 2006, the FASB issued FASB Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (FSP No. AUG AIR-1). FSP No. AUG AIR-1 prohibits the use of accrual method of accounting for planned major maintenance activities because it results in the recognition of liabilities that do not meet the definition of a liability in FASB Concepts Statement No. 6, “Elements of Financial Statements,” by causing the recognition of a liability in a period prior to the occurrence of the transaction or event obligating the entity. The adoption of FSP No. AUG AIR-1 did not have an impact on our financial statements because we use the deferral method, whereby we capitalize the costs incurred in connection with dry-dockings and amortize them on the straight-line method over a period ranging between thirty and sixty months until the next scheduled dry-docking.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements” ( SAB 108). SAB 108 provides guidance regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending November 15, 2006. The adoption of SAB 108 did not have an impact on our consolidated financial statements.

2.	CONTRACT RECEIVABLES AND COSTS IN EXCESS OF BILLINGS:

Contract revenues are generally billed upon the completion of small contracts and are progress billed on larger contracts in accordance with contract terms and milestones. Costs in excess of billings solely represent costs incurred and estimated earnings not yet billed on jobs in progress. Billings in excess of costs represent amounts billed in excess of costs and estimated earnings recognized as revenue on an individual contract basis.

Billed contract receivables, consist of the following (in thousands):

	December 31,
	2006	2005

Completed contracts	$8,285	$2,419
Contracts in progress	50,426	30,458
Retention	13,520	10,546

	$72,231	$43,423

Contracts in progress include receivables under certain contracts in progress related to work pursuant to contracts performed on a day-rate basis for which we have no further performance obligations through the date of the billing. Retention is not immediately collectible under the retainage provisions of our contracts. Retention at December 31, 2006 includes $13.2 million of retention receivable from the West Africa Gas Pipeline Company.

Contracts in progress are as follows (in thousands):

	December 31,
	2006	2005

Costs incurred to date	$472,441	$397,352
Estimated earnings to date	112,708	81,828

	585,149	479,180
Less: Billings to date	(474,945)	(363,245)
Less: Allowance for doubtful costs in excess of billings	—	(33,092)

	$110,204	$82,843

Included in accompanying balance sheets under the following captions:
Costs in excess of billings, net	$112,836	$90,229
Billings in excess of costs	(2,632)	(7,386)

	$110,204	$82,843

The significant amounts of unbilled receivables for contracts in progress at December 31, 2006, included in costs in excess of billings, primarily relate to the higher level of revenues and increases in our marine construction activities during 2006, our two Pemex contracts and the West Africa Gas Pipeline project. Costs in excess of billings includes $72.3 million of unbilled contract revenues on our two significant contracts with Pemex which require us to reach certain milestones before we may issue progress billings. The unbilled amounts for our projects are billed as we complete the contracts or as we meet contract milestones in accordance with contract terms.

On August 4, 2006, we received notification that an arbitral panel in Mexico rejected our claims against Pemex, for which we had reserved an additional $18.5 million for the remaining carrying value of our outstanding claims against Pemex during the quarter ended June 30, 2006. During the quarter ended September 30, 2006, we

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

wrote-off the total $51.6 million included in costs in excess of billings related to the Pemex claims against the allowance for doubtful accounts. There were no reserves for costs in excess of billings or write-offs of costs in excess of billings during the year ended December 31, 2005.

On July 7, 2005, we settled all claims related to the suit filed against Williams for breach of contract and wrongful withholding of amounts due to us for services provided on a pipeline project in 2003. Williams paid $4.8 million for all claims related to the suit and for the settlement of Williams’ portion of the insurance deductibles for Builder’s risk insurance claims under the contract. We previously reported that our best estimate of the amount recoverable in connection with the lawsuit and the carrying amount reflected in our financial statements was $5.5 million for the breach of contract claim and $1.0 million for the Builder’s risk insurance claims. We wrote-off the $1.7 million uncollectible claim during the third quarter of 2005.

On March 14, 2005, we reached a settlement with Iroquois for all claims related to breach of contract and wrongful withholding of amounts due to us for services performed under our contract with Iroquois. We settled for $21.5 million in March 2005 and wrote-off $5.7 million of the uncollectible claim. In conjunction with this settlement, we also reached agreement with several of our large subcontractors on this project to reduce the amounts owed to them by $1.5 million. After providing for payments of $16.7 million to subcontractors, we netted $4.8 million.

3.	PROPERTY AND EQUIPMENT:

Property and equipment consists of the following (in thousands):

	December 31,
	2006	2005

Barges, vessels and related equipment	$253,585	$223,232
Land and buildings	18,613	19,694
Machinery and equipment	245	245
Office furniture and equipment	7,175	6,509
Leasehold improvements	4,192	4,192

	283,810	253,872
Less-Accumulated depreciation	(86,401)	(67,456)

Property and equipment, net	$197,409	$186,416

During the year ended December 31, 2006, we incurred $32.6 million of capital expenditures primarily related to the acquisition of the Texas Horizon that we purchased in February 2006. We financed $11 million of the $23 million purchase price for the Texas Horizon with term debt.

Assets currently not operational are recorded at their fair market value and were $2.5 million and $2.6 million as of December 31, 2006 and 2005, respectively.

Impairments

During 2006, we recorded an impairment loss of $100,000 to reduce the carrying value of miscellaneous equipment to its fair market value. This miscellaneous equipment was sold in 2007 at its fair market value. There were no impairment losses on property and equipment during 2005. In 2004, we recorded total impairment losses of $22.4 million on the Gulf Horizon, which caught fire while on tow from the U.S. Gulf of Mexico to Israel, and the Cajun Horizon which we removed from service. These charges are reflected under impairment of property, equipment and intangibles in the accompanying statements of operations for the year ended December 31, 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets Held For Sale

During the year ended December 31, 2005, we sold assets held for sale, which included a pipelay barge, two diving support vessels and a derrick barge, for $6.4 million, and we recorded a $2.3 million impairment loss to reduce the carrying value of these assets to their fair value. One of these assets was sold to a former related party. See Note 12. During 2004, we completed the sale of a cargo barge for net proceeds of approximately $0.7 million. We recorded impairment losses of a $3.3 million in 2004 to reduce the net carrying value of these assets to their fair value, less the estimated costs of sale. Proceeds from the sale of these vessels were used to repay outstanding indebtedness collateralized by these assets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	NOTES PAYABLE:

Notes payable consist of the following (dollars in thousands):

	December 31,
	2006	2005

Term loan payable to CIT Group due in 60 monthly installments of $900, plus interest, for the first 24 months and $600, plus interest, for the next 35 months with a balloon payment on maturity at March 9, 2011, collateralized by mortgages on certain vessels. Interest at Libor plus 4.5% (9.85% at December 31, 2006)	$64,304	$—
Term loan payable to CIT Group originally maturing March 31, 2006; prepaid March 9, 2006. Interest at Libor plus 6.0% (10.12% at December 31, 2005)	—	11,824
Term loan payable to General Electric Credit Corporation of Tennessee (formerly with Boeing Capital Corporation) due in 48 monthly principal installments of $354, including interest, maturing January 1, 2011, collateralized by a mortgage on the Sea Horizon. Interest at a fixed rate of 8.55% and Libor plus 4.80% at December 31, 2006 and 2005, respectively (8.55% and 8.82% at December 31, 2006 and 2005, respectively)	25,000	27,857
Term loan payable to GE Capital Corporation due in 120 monthly installments of $115, including interest, maturing January 1, 2012, collateralized by a mortgage on the Pecos Horizon. Interest at the one-month commercial paper rate plus 2.45% (7.65% and 6.29% at December 31, 2006 and 2005, respectively)	6,246	7,260
Term loan payable to GE Capital Corporation (formerly with SouthTrust Bank) due in 60 monthly installments of $87, including interest, maturing June 29, 2011, collateralized by the Port Arthur marine base. Interest at Libor plus 3.5% and SouthTrust Bank’s prime rate plus 1/2% at December 31, 2006 and 2005, respectively (8.85% and 7.75% at December 31, 2006 and 2005, respectively)	4,758	5,405
8% Subordinated Notes due on March 31, 2010, interest payable in-kind quarterly	13,904	12,845
Senior secured term loan A and loan B payable to Manchester Securities Corp., originally maturing March 31, 2007; prepaid March 9, 2006. Interest payable at 10% cash and 5% payable in-kind monthly for loan A and 8% in cash and 2% payable in-kind monthly for loan B	—	63,793
Term loan payable to Amegy Bank, N.A. (formerly Southwest Bank of Texas N.A.) (Amegy) matured November 1, 2006. Interest at Amegy’s prime rate (7.25% at December 31, 2005)	—	1,103
$30 million revolving credit facility with PNC Bank, N.A. maturing April 28, 2011. Interest at Libor plus 2.25% to 2.75%	—	—
Other term debt	—	22

Total debt(1)	$114,212	$130,109

Current maturities of long-term debt	$14,813	$26,130

Long-term debt, net of current maturities	$85,495	$27,340

Related party term debt	$—	$63,794

Subordinated notes	$13,904	$12,845

(1)	We had no outstanding borrowings on our revolving credit facility at December 31, 2006. We had letters of credit totaling $23.8 million to secure performance bonds under our revolving credit facility outstanding at December 31, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loan Facilities

At December 31, 2006, we had approximately $114.2 million of total outstanding debt, including outstanding borrowings of $64.3 million under our CIT Group term loan, $36.0 million on three other term-debt facilities and $13.9 million on our remaining 8% Subordinated Notes, including paid in-kind interest. The outstanding debt at December 31, 2006 represents a decrease of approximately $15.9 million from the amounts outstanding at December 31, 2005. This decrease is due to the repayment of a portion of our CIT Group term loan with net proceeds from our public offering of common stock on June 28, 2006 and scheduled debt payments. At December 31, 2006, $14.8 million of our debt is classified as current because of payments due within the next twelve months. Interest rates for our outstanding debt vary from the one-month commercial paper rate plus 2.45% to a fixed rate of 9.99% (7.65% to 9.99%) at December 31, 2006, and our average interest rate at December 31, 2006 was 9.78% per annum. In May 2006, we entered into an interest rate swap agreement to effectively convert the variable interest rate on approximately $35 million of our debt into fixed rate debt with a 9.99% interest rate. Our term-debt borrowings require approximately $1.3 million in total monthly principal payments.

On February 17, 2006, we completed the acquisition of the Texas Horizon, a dynamically positioned diving support and deepwater reel pipelay vessel. The purchase price was $23 million, of which we paid $12 million cash and financed the balance of $11 million with a term debt facility from General Electric Capital Corporation (GE Capital). The loan was originally payable in eleven quarterly installments of $0.9 million beginning May 1, 2006 plus interest at an annual rate of three-month Libor plus 3.50%, maturing on February 1, 2009. In July 2006, we used $10.3 million of the net proceeds from our public offering of common stock to repay this term debt facility, including accrued interest.

On March 9, 2006, we entered into a loan agreement with the CIT Group pursuant to which we borrowed approximately $77.4 million (inclusive of closing costs and fees of approximately $2.7 million). The term loan bears interest at an annual rate of one-month Libor plus 4.50%. We used the proceeds from this term loan to repay outstanding maturing debt, our related party term debt under the Senior Credit Facilities and to pay closing costs and fees. The CIT Group term loan is payable in monthly installments of $0.9 million for the first 24 months beginning March 31, 2006. For the next 35 months, the monthly payments decrease to $0.6 million, with a balloon payment due at maturity on March 9, 2011. On June 29, 2006, we repaid $5.0 million under this term loan with a portion of the net proceeds from our public stock offering.

On April 28, 2006, we entered into a $30 million revolving credit facility with PNC Bank, as agent and lender. The facility includes a $25 million sublimit for letters of credit. Any outstanding letters of credit are deducted from the borrowing availability under the facility. At December 31, 2006, $23.8 million of the facility was utilized to support letters of credit. Advances are obtained in accordance with a borrowing base, which is calculated as a percentage of accounts receivable balances and costs in excess of billings. At December 31, 2006, we had no borrowings outstanding under this revolving credit facility, and we had $6.2 million available based upon the borrowing base calculation. The revolving credit facility has a five-year term and matures on April 28, 2011. Advances under the revolving credit facility bear interest at one-month Libor plus a margin ranging from 2.25% to 2.75%, or, at our option, at the prime rate plus a margin ranging from 0% to 0.25%. In addition to monthly interest, we are required to pay monthly maintenance fees for this revolving credit facility.

On June 29, 2006, we amended our term-debt facility secured by our marine base at Port Arthur, Texas with GE Capital, as successor-in-interest to SouthTrust Bank, to extend the maturity date to June 29, 2011 at an annual interest rate of one-month Libor plus 3.50%. The term debt facility is payable in 60 monthly installments of $87,000 commencing on July 30, 2006.

On December 29, 2006, we amended our loan with General Electric Credit Corporation of Tennessee to reduce the interest rate on the remaining unpaid principal balance under the loan to a fixed interest rate of 8.55% per annum from a variable rate equal to the sum of the three month LIBOR rate plus 4.8% per annum (10.17% as of December 29, 2006). The term debt is payable in 48 monthly installments of $354,000, including interest, maturing on January 1, 2011.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our 8% Subordinated Notes accrue interest annually at 8% payable in-kind. The 8% Subordinated Notes mature on March 31, 2010 and are subordinate and junior to our existing senior secured debt in all respects. We have classified all of our 8% Subordinated Notes as long-term debt at December 31, 2006 and 2005, as these notes mature on March 31, 2010.

Substantially all of our assets are pledged as collateral to secure our indebtedness. Our loans contain customary default and cross-default provisions and covenants restricting our ability to issue additional capital stock, create additional liens, incur additional indebtedness, enter into affiliate transactions, dispose of assets, make any investments and pay dividends. We are also required to maintain certain financial ratios at quarterly determination dates. At December 31, 2006, we were in compliance with all the financial covenants required by our loan and credit facilities.

Maturities of long-term debt and the Subordinated Notes for each of the years ending December 31 are as follows (in thousands):

2007	$14,813
2008	12,206
2009	11,903
2010	26,122
2011	48,447
Thereafter	721

$114,212

5.	INCOME TAXES:

Total tax expense (benefit) for the years ended December 31, 2006, 2005 and 2004 consists of (in thousands):

	Year Ended December 31,
	2006	2005	2004

Current
State	$—	$24	$10
U.S. Federal	960	—	(784)
Foreign	5,649	3,022	2,877

Total current	6,609	3,046	2,103

Deferred
U.S. Federal	22,806	—	—

Total deferred	22,806	—	—

	$29,415	$3,046	$2,103

The source of income (loss) before income tax expense (benefit) is as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004

United States	$90,936	$(66,000)	$(60,465)
Foreign	5,489	(2,010)	(1,001)

	$96,425	$(68,010)	$(61,466)

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The income tax expense (benefit) for the years ended December 31, 2006, 2005 and 2004 differs from the amount computed by applying the U.S. statutory federal income tax rate for the applicable year to consolidated income before income taxes as follows (dollars in thousands):

	Year Ended December 31,
	2006		2005		2004

Expense (benefit) computed at federal statutory rate	$33,749	35.0%	$(23,123)	(34.0)%	$(20,898)	(34.0)%
Increase (decrease) in provision from:
State income tax net of federal benefit	—	—	16	0.0	1	0.0
Foreign taxes	(1,318)	(1.4)	3,706	5.4	3,217	5.2
Foreign income inclusion/(exclusion)	350	0.3	211	0.3	(2,071)	(3.4)
Nondeductible expenses	274	0.3	212	0.3	417	0.7
Research and development credit	—	—	—	—	(486)	(0.8)
Alternative minimum tax credit refund	—	—	—	—	(784)	(1.2)
Book/tax difference on debt for equity exchange	—	—	1,675	2.5	—	—
Other	(352)	(0.4)	297	0.4	378	0.6
Write-off (restore) deferred tax assets	(2,959)	(3.0)	65,201	95.9	—	—
Change in deferred tax asset valuation allowance	(329)	(0.3)	(45,149)	(66.3)	22,329	36.3

	$29,415	30.5%	$3,046	4.5%	$2,103	3.4%

The difference in the effective tax rate and the statutory tax rate for 2006 is primarily due to the restoration of deferred tax assets that will be utilized in 2006 related to our pre-change of control net operating losses. Additionally, the reduction in our effective tax rate is due to income earned in foreign tax jurisdictions with lower income tax rates.

We do not provide U.S. tax on unrepatriated earnings of foreign subsidiaries where management intends to keep the earnings permanently invested overseas. For 2006 the amount of permanently invested earnings was $4.5 million. We have cumulative unremitted earnings from foreign subsidiaries of approximately $1.5 million as of December 31, 2006. A determination of the unrecognized deferred tax liability for temporary differences related to investments in foreign subsidiaries is not practicable due to uncertainty regarding the use of foreign tax credits which may become available as a result of a repatriation of earnings.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of the temporary differences that give rise to the significant portions of the deferred tax assets and liabilities are presented below (in thousands):

	December 31,
	2006	2005

Assets —
Net operating loss carryforwards	$7,432	$23,549
Accrued expense not currently deductible	2,930	980
Contributions carryover	69	69
Allowance for doubtful accounts	—	11,251
Alternative minimum tax carryforwards	1,093	133
Foreign tax credit	6,323	1,495
Other	230	1,097

Total gross deferred tax assets	18,077	38,574
Liabilities —
Book/tax depreciation difference	40,726	38,245

Net deferred tax assets (liabilities)	(22,649)	329
Valuation allowance	—	(329)

	$(22,649)	$—

Deferred tax asset included in other comprehensive loss	$(157)	$—

In both June 2005 and June 2006, we experienced a change of control for tax purposes under Section 382 of the Internal Revenue Code. Following the Exchange Transaction, the utilization of our tax benefits incurred prior to June 2005 is subject to an annual limitation of approximately $0.6 million, or $12.2 million over the carry forward period, and $18.9 million in recognized built-in gain, for a total pre-tax benefit of $31.1 million. At December 31, 2005 we estimated we had pre June 2005 tax benefits of $198.8 million in net operating losses (NOL) and $3.9 million in research and development tax credit. At December 31, 2005 we wrote-off the excess tax benefits of $65.2 million and related valuation allowance of $45.1 million that will not be utilized under the Section 382 limitation. The remaining NOL carry forward will begin to expire in 2016. Additional valuation allowances may be made in the future if in management’s opinion it is more likely than not that the tax benefit will not be utilized. Any limitations on our ability to utilize our tax benefit carry forward could result in an increase in our federal income tax liability in future taxable periods, which could affect our cash flow.

We also experienced an ownership change in June 2006. Following the secondary offering of our common stock in June 2006, the utilization of our tax benefit carry forward incurred prior to June 2006 is subject to an annual limitation of approximately $21.3 million. We estimate that the limitation of our pre-June 2006 tax benefits that we can utilize during the loss carry forward period will not affect our cash flow.

At year ended December 31, 2006, we had $21.2 million in NOL carry forward, which begin to expire in 2016, $6.3 million in U.S. foreign tax credit carry forward, which begin to expire in 2016, and $1.1 million in non-expiring U.S. alternative minimum tax carry forward.

For the year ended December 31, 2006, we released $0.3 million of our valuation allowance related to deferred tax assets that were utilized during 2006. For the year ended December 31, 2005, we recorded a net reduction of $45.1 million to our valuation allowance related to the reduction of our deferred tax assets pursuant to the Section 382 limitation. For the year ended December 31, 2004, we recorded a valuation allowance of $22.3 million for the net deferred tax assets that were not expected to be realized due to the uncertainty of future taxable income. We do not have a valuation allowance as of December 31, 2006.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and recording the related assets and liabilities. In the ordinary course of our business, there are transactions and calculations that may be challenged by the tax authorities. We are regularly under audit by tax authorities. Accruals for tax contingencies are provided for in accordance with the requirements of SFAS No. 5, “Accounting for Contingencies.”

Although we believe we have appropriate support for the positions taken on our tax returns, from time to time, we have received tax assessments from foreign jurisdictions. See Note 7. We believe that our accruals for tax liabilities are adequate for all open years, based on our assessment of many factors including past experience and interpretations of tax law applied to the facts in each tax jurisdiction.

Although we believe our recorded assets and liabilities are reasonable, tax regulations are subject to interpretation and tax litigation is inherently uncertain; therefore our assessments can involve both a series of complex judgments about future events and rely heavily on estimates and assumptions. Although we believe that the estimates and assumptions supporting our assessments are reasonable, the final determination of tax audit settlements and any related litigation could be materially different from that which is reflected in historical income tax provisions and recorded assets and liabilities. If we were to settle an audit or a matter under litigation, it could have a material effect on our income tax provision, net income, or cash flows in the period or periods for which that determination is made.

6.	GAIN ON INSURANCE SETTLEMENT:

On June 30, 2006, we settled our claims against the underwriters on the marine hull insurance policy covering physical damage to the Gulf Horizon. Under the terms of the settlement, the underwriters paid us $14.3 million for all claims related to the suit and we recorded a $14.3 million gain on the insurance settlement. We have received all amounts due under the settlement.

7.	COMMITMENTS AND CONTINGENCIES:

Contractual Disputes and Litigation

We are involved in various routine legal proceedings primarily involving claims for personal injury under the Jones Act and general maritime laws, which we believe are incidental to the conduct of our business. We believe that none of these proceedings, if adversely determined, would have a material adverse effect on our business or financial condition.

Tax Assessment

During the fourth quarter of 2006, we received a tax assessment from the Servicio de Administracion Tributaria (SAT), the Mexican taxing authority, for approximately $23 million related to 2001, including penalties, interest and monetary correction. The SAT’s assessment claims unpaid taxes related to services performed among our subsidiaries. We believe under the Mexico and United States double taxation treaty that these services are not taxable and that the tax assessment itself is invalid. We have filed a petition in Mexican court to set aside the assessment as invalid. We believe that our position is supported by law and intend to vigorously defend our position. However, the ultimate outcome of this litigation and our potential liability from this assessment, if any, cannot be determined at this time. Accordingly, no accrual has been recorded at December 31, 2006 in the accompanying consolidated financial statements.

Letters of Credit

At December 31, 2006, we had outstanding letters of credit totaling $23.8 million to secure performance bonds on existing Pemex contracts. We have utilized $23.8 million of our $30 million revolving credit facility to support these letters of credit.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases

We lease approximately 89,000 square feet of office space for our corporate headquarters located in Houston, Texas that expire November 2015. In addition, we lease approximately 28,000 square feet of office space in various international locations under leases expiring in 2008. In accordance with SFAS No. 13, “Accounting for Leases,” we recognize rent expense on a straight-line basis over the term of the lease, considering rent escalation provisions and periods when no rent payment is required. Our operating leases for our corporate office are subject to increases for variable operating expenses. Rental expense was $2.7 million for 2006, $4.1 million for 2005 (including $0.5 million related to lease exit costs, see below) and $3.4 million for 2004. Future minimum non-cancelable lease commitments under these agreements for the years ending December 31 are as follows (in thousands):

2007	$2,705
2008	2,332
2009	757
2010	1,879
2011	1,838
Thereafter	7,017

$16,528

During 2005, we committed to an exit plan to vacate approximately 21,000 square feet of space at our corporate headquarters. We have subleased these 21,000 square feet through November 2008. During 2005, we recorded a $0.5 million charge for lease exit costs that is reflected under selling, general and administrative expenses in the accompanying statements of operations. This charge represents an accrual for our continued liability under our lease, net of sublease income. We received sublease income of $275,000 for 2006 and will receive approximately $317,000 of annual sublease income for each of 2007 and 2008.

Capital Expenditures

Our estimated planned capital expenditures for 2007 range from approximately $21 million to $25 million and are primarily related to the purchase of equipment currently being rented, vessel improvements required for specific project needs and scheduled dry-docks. The actual amount expended will depend upon available funds, work awarded and future operating activity.

Insurance

We participate in a retrospectively rated insurance agreement. In our opinion, we have adequately accrued for all material liabilities arising from these agreements based upon the total incremental amount that would be paid based upon the with-and-without calculation assuming experience to date and assuming termination.

Employment Agreements

We have entered into employment agreements with our four executive officers that expire on December 31, 2008. These employment agreements establish the minimum base salary for each executive officer during the term of the agreement. The agreements also establish, among other things, the capacity each executive officer will serve and other compensation to be paid to each executive officer, including the compensation to be paid upon termination. These employment agreements automatically extend for an additional year on December 31, 2008 and on each subsequent anniversary of December 31, 2008 unless written notice is provided as stated in each respective employment agreement.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	LOSS ON EXTINGUISHMENT OF DEBT:

We recognized losses on debt extinguishment, included in the accompanying consolidated statements of operations, for the years ended December 31, 2006, 2005 and 2004 related to the write-off of unamortized deferred loan fees and debt discount and prepayment penalties as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004

Debt extinguishment charges	$2,402	$23,138	$1,719

9.	SEVERANCE CHARGES:

There were no severance charges incurred during 2006. For the year ended December 31, 2005, we incurred severance charges of $443,000 related to the severance benefits under our employment agreement with a former executive officer and director. During 2004, we incurred severance charges related to the severance benefits under employment agreements with former senior employees, including a former president and chief executive officer. A rollforward of the severance liability included in accrued liabilities for the year ended December 31, 2006 is presented in the table that follows (in thousands).

Balance, December 31, 2003	$231
Severance expense	2,266
Payments	(168)
Adjustments	(131)

Balance, December 31, 2004	2,198
Severance expense	443
Payments	(2,534)

Balance, December 31, 2005	107
Severance expense	—
Payments	(107)

Balance, December 31, 2006	$—

10.	EMPLOYEE BENEFIT PLAN:

We have a 401(k) Plan for all eligible employees and we make matching contributions to the plan, at the discretion of management. We made $958,000 in cash matching contributions to the plan in 2006, and we intend to continue to make future contributions with cash. We contributed $300,000 in cash and $98,000 in common stock to the plan for matching contributions for 2005. We contributed $418,000 in common stock to the plan for matching contributions during 2004.

As of December 31, 2006, participants become vested in the matching contribution based on years of service with us in accordance with the following schedule:

Years of Vested Service	Vested Percentage

Less than 2	0%
2	20
3	40
4	60
5	80
6	100

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The 401(k) Plan provides for a participant to be fully vested upon death, permanent disability or the employee’s normal retirement date.

11.	STOCKHOLDERS’ EQUITY:

Public Offering of Common Stock

On June 28, 2006, we completed the sale of 2,000,000 shares of common stock in an underwritten public offering. Certain of our stockholders participating in the offering also sold 6,500,000 shares of common stock on June 28, 2006, and an additional 1,275,000 shares of common stock on July 17, 2006.

We received net proceeds of $38.1 million in the public offering after deducting $2.9 million in underwriting discount and expenses paid during the second and third quarters of 2006. We used the net proceeds to repay debt, including accrued interest, and to fund capital expenditures and working capital requirements. We did not receive any of the proceeds from the sale of our common stock by the participating stockholders.

Earnings Per Share

The following table presents information necessary to calculate earnings per share for the years ended December 31, 2006, 2005 and 2004 (in thousands, except per share amounts):

	2006	2005	2004

Net income (loss)	$67,010	$(71,056)	$(63,569)
Average common shares outstanding	30,712	4,417	1,236

Basic earnings (loss) per share	$2.18	$(16.09)	$(51.45)

Average common and dilutive potential common shares outstanding:
Average common shares outstanding	30,712	4,417	1,236
Unvested restricted stock and assumed exercise of stock options	551	—	—

	31,263	4,417	1,236

Diluted earnings (loss) per share	$2.14	$(16.09)	$(51.45)

Earnings per share data for all periods presented have been computed pursuant to SFAS No. 128 that requires a presentation of basic earnings per share (basic EPS) and diluted earnings per share (diluted EPS). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. As of December 31, 2006, we had outstanding options covering an aggregate of 88,539 shares of common stock, of which 48,472 shares were exercisable. Restricted stock grants are legally considered issued and outstanding, but are included in both basic and diluted EPS only to the extent they are vested. Unvested shares are included in the computation of diluted EPS using the treasury stock method. Excluded from the computation of diluted EPS for the year ended December 31, 2006 are options to purchase 86,139 shares of common stock, at a weighted average price of $118.94, as the exercise price is greater than the average market price. Excluded from the computation of diluted EPS for the year ended December 31, 2005 are 815,210 shares of unvested restricted stock and options to purchase 85,024 shares of common stock at a weighted average price of $183.50 per share as these were anti-dilutive. Excluded from the computation of diluted EPS for the years ended December 31, 2004 are options to purchase 130,449 shares of common stock at a weighted average price of $176.00 per share as these were anti-dilutive.

Stock Plans

Our Horizon Offshore, Inc. 2005 Stock Incentive Plan (the 2005 Incentive Plan), as amended, provides for the issuance of 2.8 million shares of our common stock. The 2005 Incentive Plan will remain in effect until all awards

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

granted thereunder have been satisfied. The 2005 Incentive Plan provides for grants of a variety of equity incentives, including stock options, restricted stock and stock appreciation rights, to officers, other employees and certain non-employee consultants. The compensation committee of the board of directors establishes the terms of the equity awards (including vesting schedules which is generally three years). At December 31, 2006, we had 1,744,931 shares of common stock remaining for issuance under the 2005 Incentive Plan. No additional grants will be made under previously existing stock-based compensation plans.

At our 2006 annual meeting of stockholders, our stockholders approved the Horizon Offshore, Inc. 2006 Director Stock Plan (the 2006 Director Stock Plan). Under the 2006 Director Stock Plan, 150,000 shares of our common stock are authorized for issuance. The 2006 Director Stock Plan will remain in effect until August 2, 2016. The 2006 Director Stock Plan provides for grants of stock to non-employee directors, with or without restrictions, consisting of an initial grant of 5,000 shares of restricted stock to each of our four eligible non-employee directors and additional grants having an aggregate value of up to $100,000 to each of our four eligible non-employee directors following each annual meeting of stockholders and upon joining our board if other than by election at an annual meeting of stockholders. The compensation committee of the board of directors establishes the terms of the stock awards (including vesting schedules which is generally one year). At December 31, 2006, we had 130,000 shares of common stock remaining for issuance under the 2006 Director Stock Plan.

Stock Options

On January 1, 2006, we adopted SFAS No. 123(R), which mandates expense recognition for stock options and other types of equity-based compensation based on the fair value of the options at the grant. Therefore, we recognized stock-based compensation expense related to our equity awards of $651,000 for the year ended December 31, 2006, using the modified prospective method under SFAS No. 123(R). Of this amount, $641,000 is included in selling, general and administrative expenses and $10,000 is included in cost of contract revenues in the accompanying consolidated statements of operations for the year ended December 31, 2006.

On April 12, 2006, 40,000 options to purchase shares of our common stock were granted to non-employee directors under the 2005 Incentive Plan. The grant date fair value of these options was $21.25 using the Black-Scholes model. These awards vest over one year from grant date and have a contractual term of ten years.

The following table summarizes activity under our stock option plans for the year ended December 31, 2006:

			Weighted Average
			Remaining
		Weighted Average	Contractual	Aggregate
	Shares	Exercise Price	Life in Years	Intrinsic Value
				in thousands

Outstanding at December 31, 2005	85,024	$183.50
Granted	40,000	$27.00
Forfeited	(36,085)	$176.85
Exercised	(400)	$20.00

Outstanding at December 31, 2006	88,539	$116.25	6.52	$—

Exercisable at December 31, 2006	48,472	$189.94	4.23	$—

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between our closing stock price on the last trading day of 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2006. This amount changes based on the fair market value of our stock. No options were in-the-money at December 31, 2006.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes activity under our stock option plans for the years ended December 31, 2005 and 2004:

		Weighted Average
	Shares	Exercise Price

Outstanding at December 31, 2003	136,907	$183.50
Granted	4,600	$37.75
Forfeited	(11,058)	$210.50

Outstanding at December 31, 2004	130,449	$176.00
Forfeited	(45,425)	$161.75

Outstanding at December 31, 2005	85,024	$183.50

The following table summarizes information on stock options outstanding and exercisable as of December 31, 2006, pursuant to our stock option plans:

	Options Outstanding
		Weighted Average
		Remaining		Options Exercisable
	Shares	Contractual	Weighted Average	Shares	Weighted Average
Range of Exercise Prices	Outstanding	Life in Years	Exercise Price	Exercisable	Exercise Price

$395.00 to $582.00	2,228	4.19	$483.72	2,228	$483.72
$207.50 to $394.75	12,676	1.71	$316.86	12,676	$316.86
$107.50 to $207.25	19,977	4.27	$155.20	19,910	$155.36
$ 61.75 to $107.25	11,258	6.29	$86.26	11,258	$86.26
$ 20.00 to $ 61.50	42,400	9.19	$26.60	2,400	$20.00

$ 20.00 to $582.00	88,539	6.52	$116.25	48,472	$189.94

At December 31, 2006, $0.2 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of 0.25 years. During the year ended December 31, 2006, we received cash of $8,000 from the exercise of options. The impact of these cash receipts is included in financing activities in the accompanying consolidated statements of cash flows. No tax benefit was recorded. Total intrinsic value of options exercised in 2006 was $3,700.

Restricted Stock

Under our 2006 Annual Incentive Compensation Plan (the 2006 Compensation Plan), the award of restricted stock to our executive officers, officers and selected managers is based on an amount by which our net income for 2006 exceeds specified net income goals. During the year ended December 31, 2006, we accrued $4.5 million of stock-based compensation related to the achievement of our net income goals for 2006. Of this amount, $2.7 million is included in selling, general and administrative expenses and $1.8 million is included in cost of contract revenues in the accompanying consolidated statement of operations for the year ended December 31, 2006. The number of shares of restricted stock issued is based on the fair market value of our common stock on the date of grant. We awarded the restricted stock upon filing of these consolidated financial statements. Upon award of the restricted stock pursuant to the 2006 Compensation Plan, 50% of the shares will vest on the date of grant, 30% will vest on the first anniversary of the date of grant and 10% will vest each on the second and third anniversaries of the date of grant. These restricted stock awards were granted pursuant to the 2005 Incentive Plan.

On August 3, 2006, we issued 20,000 shares of restricted stock under our 2006 Director Stock Plan to our non-employee directors. These shares of restricted stock vest on the date of our 2007 annual meeting of stockholders. The grant date fair value of this restricted stock was $22.44 per share. During the year ended December 31, 2006, we recognized $0.2 million of compensation cost related to the restricted stock issued to non-employee directors in 2006, which is reflected in selling, general and administrative expenses in the accompanying consolidated statement of operations.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On September 15, 2005, we issued 1,086,946 shares of restricted stock under our 2005 Incentive Plan to key members of our management team. These shares of restricted stock vest in four equal installments. The first two installments vested on September 30, 2005 and July 6, 2006, respectively, and the remaining two installments vest on July 6, 2007 and 2008. We initially recorded deferred compensation of $12.5 million, the grant date fair value, as a reduction to stockholders’ equity for this restricted stock grant based on a closing price of $11.50 per share on the date of grant. On September 30, 2005, 271,736 shares of restricted stock vested, and in accordance with the restricted stock agreements, we withheld and retired 71,874 of the vested shares to satisfy the employees’ related tax withholding obligations based on a discounted value of $7.25 per share that we remitted to the taxing authorities. The deferred compensation balance at December 31, 2005 was $8.3 million. Prior to the January 1, 2006 adoption of SFAS 123(R), we accounted for restricted stock awards under APB No. 25. APB No. 25 required the full value of restricted stock awards to be recorded in stockholders’ equity with a deferred compensation balance recorded within equity for the unrecognized compensation cost. SFAS 123(R) requires any deferred compensation related to these earlier awards to be eliminated against the appropriate equity accounts. Accordingly, the deferred compensation balance of $8.3 million at December 31, 2005 was reclassified to additional paid-in capital on January 1, 2006. During the year ended December 31, 2006, we recognized $3.6 million of compensation cost related to the restricted stock issued in 2005, which is reflected in selling, general and administrative expenses in the accompanying consolidated statement of operations. During 2005, we recognized $4.2 million of compensation cost related to these restricted stock awards.

The following table summarizes activity of unvested restricted stock awards for the year ended December 31, 2006:

		Weighted
		Average Grant	Aggregate
	Shares	Date Fair Value	Intrinsic Value
			in thousands

Unvested at December 31, 2005	815,210	$11.50
Granted	20,000	$22.44
Vested	(271,734)	$11.50

Unvested at December 31, 2006	563,476	$11.89	$9,185

At December 31, 2006, $5.0 million of total unrecognized compensation cost related to the unvested portion of the restricted stock awards is expected to be recognized over a weighted average period of 1.46 years.

Treasury Stock

On March 10, 2006, we retired the 10,031 outstanding shares of our treasury stock, which then assumed the status of authorized and unissued shares of our common stock. As of December 31, 2005, treasury stock consisted of 10,031 shares at a cost of $1.6 million.

Private Placement of Common Stock

On December 19, 2005, we issued 2,106,000 shares of our common stock to several accredited investors at $9.50 per share resulting in net proceeds of $18.8 million after deducting commissions and other expenses of $1.2 million. We used the net proceeds for working capital and general corporate purposes.

Authorized Shares

On the close of business on April 12, 2006, we decreased the number of authorized shares of our common stock from 1,500,000,000 to 100,000,000.

Par Value

On December 12, 2005, we reduced the par value of our common stock and preferred stock to $0.00001 per share.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Exchange of Debt for Equity

On June 10, 2005, we completed the Exchange Transaction that we entered into with the holders of all of our Subordinated Notes. We issued 2,400,001 shares of our common stock and one million shares of Series B Preferred Stock to the holders of our Subordinated Notes in exchange for approximately $85 million of the outstanding Subordinated Notes and all of the 1,400 outstanding shares of our Series A Redeemable Participating Preferred Stock (the Series A Preferred Stock). During the fourth quarter of 2005, all of the shares of Series B Preferred Stock were exchanged for or converted into a total of 22,165,574 shares of our common stock in accordance with the certificate of designation governing the preferences and rights of this security.

In December 2005, we exchanged $8.0 million in aggregate principal amount (including accrued and unpaid interest) of 8% Subordinated Notes for non-interest bearing convertible notes that were converted into 842,105 shares of our common stock at $9.50 per share prior to December 31, 2005. On December 23, 2005, we exchanged an additional $5.2 million aggregate principal amount (including accrued and unpaid interest) of our 8% Subordinated Notes, for 553,167 shares of our common stock.

Mandatorily Redeemable Preferred Stock

In connection with the issuance of an additional $9.625 million of 18% Subordinated Secured Notes due March 31, 2007 on November 4, 2004, we issued to the purchasers of such notes 1,400 shares of Series A Preferred Stock, for $1.00 per share. During 2005 we recognized a $0.9 million increase in the fair value of this liability, which increased interest expense. The 1,400 shares of Series A Preferred Stock were canceled after they were exchanged in the Exchange Transaction on June 10, 2005.

The Series B Preferred Stock issued in the Exchange Transaction had a mandatory redemption feature prior to its conversion into 22,165,574 shares of common stock during the fourth quarter of 2005. In accordance with EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” (EITF No. 00-27), we determined that the Series B Preferred Stock issued on June 10, 2005 contained a beneficial conversion feature. The beneficial conversion feature resulted in a debt discount of the Series B Preferred Stock of $40.0 million at June 10, 2005. Accordingly, we recognized $40.0 million as additional paid-in-capital to account for the deemed debt discount on the Series B Preferred Stock as of the issuance date on June 10, 2005. During the fourth quarter of 2005, we amortized the $40.0 million of debt discount to interest expense.

12.	RELATED PARTY TRANSACTIONS:

In August 1998, we entered into a master services agreement with Odyssea Marine, Inc. (Odyssea), an entity wholly-owned by Elliott Associates, L.P. and Elliott International, L.P. (collectively, the Elliott Companies), to charter certain marine vessels from Odyssea. The Elliott Companies were significant stockholders of our outstanding common stock during 2006 but sold all of the shares of our common stock they were holding as of the third quarter of 2006. As of December 31, 2006, we owed Odyssea $6.4 million for charter services, compared to $5.9 million at December 31, 2005. Odyssea billed Horizon and Horizon paid Odyssea for services rendered under the master services agreement as follows (in millions).

	2006	2005	2004

Amount billed to Horizon	$26.6	$15.3	$10.3
Amount paid to Odyssea	$26.1	$12.9	$7.9

During the fourth quarter of 2005, we sold a diving support vessel that was held for sale to Odyssea for $1.5 million. We recognized an impairment loss of $0.8 million during the third quarter on this asset held for sale.

On March 31, 2005, we closed the loans under the Senior Credit Facilities of $30 million and $40 million, respectively, with Manchester Securities Corp., an affiliate of Elliott Associates, L.P. and under common management with Elliott International, L.P., and other holders or affiliates of holders of our Subordinated Notes and former beneficial owners of our common stock. On March 9, 2006, we entered into a loan agreement with the

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CIT Group and used a portion of the proceeds from this term loan to repay $64.4 million for principal accrued interest and a prepayment penalty under the Senior Credit Facilities.

In June 2005, we issued an aggregate of 2,400,001 shares of our common stock and an aggregate of one million shares of Series B Preferred Stock in the Exchange Transaction to the holders of our Subordinated Notes. During the fourth quarter of 2005, we issued 22,165,574 shares of our common stock to holders of our Subordinated Notes upon the conversion or earlier exchange of our Series B Preferred Stock. During December 2005, we exchanged approximately $13.2 million, including accrued and unpaid interest, of our 8% Subordinated Notes in transactions resulting in the issuance of 1,395,272 shares of our common stock to these holders.

On June 28, 2006, the Elliott Companies sold an aggregate of 4,402,024 shares of our common stock in an underwritten public offering, and an additional 863,475 shares of common stock on July 17, 2006. They have also made subsequent sales of our common stock through December 31, 2006, and no longer hold any shares of our common stock.

As of December 31, 2006, Elliott Associates, L.P. holds approximately $4.9 million of the remaining $13.9 million of outstanding 8% Subordinated Notes. No holders of our 8% Subordinated Notes are 5% beneficial owners of our common stock as of December 31, 2006.

13.	GEOGRAPHIC INFORMATION:

Horizon operates in a single industry segment, the marine construction services industry. Geographic information relating to Horizon’s operations follows (in millions):

	Year Ended December 31,
	2006	2005	2004

Revenues:
Domestic	$268.2	$180.2	$73.0
Latin America	184.0	33.3	58.2
West Africa	73.8	76.8	17.4
Southeast Asia/Mediterranean	21.3	34.7	105.6

Total	$547.3	$325.0	$254.2

Gross Profit:
Domestic	$100.7	$49.0	$(6.6)
Latin America	49.5	0.4	11.5
West Africa	(14.2)	7.9	0.9
Southeast Asia/Mediterranean	11.2	(0.5)	22.0

Total	$147.2	$56.8	$27.8

	As of December 31,
	2006	2005

Long-lived assets(1):
Domestic	$121.1	$109.6
Latin America	39.4	0.1
West Africa	0.3	58.2
Southeast Asia/Mediterranean	36.6	18.5

Total	$197.4	$186.4

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Property and equipment includes vessels, property and related marine equipment. Amounts reflect the location of the assets at December 31, 2006 and 2005. Equipment location changes as necessary to meet working requirements. Other identifiable assets include inventory and other long-term assets, and are primarily located in the domestic region.

14.	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

The marine construction industry in the U.S. Gulf of Mexico and offshore Mexico is seasonal, with contracts typically being awarded in the spring and early summer and the work being performed before the onset of adverse winter weather conditions. Seasonality and adverse weather conditions historically have resulted in lower revenues in the fourth and first quarters. Due to increases in oil and gas commodity prices and the strong demand for oil and gas, oil and gas companies have significantly increased their offshore exploration, development and construction activity over the past few years. Additionally, the unprecedented hurricane activity in the U.S. Gulf of Mexico in 2004 and 2005 caused a substantial amount of repair and salvage work to be performed. Capacity constraints due to the high demand for marine construction services in the U.S. Gulf of Mexico mitigated this historical seasonality during the fourth quarter of 2005 through the fourth quarter of 2006. By December 2006, operators had completed most of the emergency pipeline repair work required to bring their oil and gas production back online, and the current market for marine construction services in the U.S. Gulf of Mexico has returned to more traditional seasonality. We have attempted to offset the seasonality of our core operations in the U.S. Gulf of Mexico and Mexico by expanding our operations to international areas. We performed work offshore Southeast Asia and offshore West Africa during 2005 and 2006 and in the Mediterranean during 2005. Full year results are not a direct multiple of any quarter or combination of quarters because of this seasonality.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth selected quarterly information for 2006 and 2005 (in thousands, except per share data). We believe that all necessary adjustments have been included in the amounts stated below to present fairly the results of such periods.

	Quarter Ended
	March 31	June 30	September 30	December 31

2006
Contract revenues	$129,945	$156,940	$143,733	$116,671
Gross profit	38,391	39,286	39,130	30,442
Operating income	30,133	26,063	30,812	22,816
Net income	15,471	16,870	20,866	13,803

EARNINGS PER SHARE:
Net income per share — basic	$0.52	$0.57	$0.66	$0.43
Net income per share — diluted	$0.51	$0.55	$0.64	$0.43
Shares used in computing net income per share:
Basic	29,560	29,604	31,814	31,832
Diluted	30,375	30,420	32,370	32,395
2005
Contract revenues	$37,346	$70,504	$92,805	$124,389
Gross profit	2,596	9,124	20,980	24,064
Operating income (loss)	(2,972)	419	8,838	15,585
Net income (loss)(1)(2)	(15,473)	(27,738)	3,080	(30,925)

EARNINGS (LOSS) PER SHARE:
Net income (loss) per share — basic	$(12.01)	$(15.24)	$0.83	$(2.87)
Net income (loss) per share — diluted	$(12.01)	$(15.24)	$0.12	$(2.87)
Shares used in computing net income (loss) per share:
Basic	1,289	1,820	3,693	10,771
Diluted	1,289	1,820	25,991	10,771

(1)	Includes a pretax loss on debt extinguishment of $23.1 million, primarily related to the Exchange Transaction during the second quarter of 2005.

(2)	Includes the amortization of the $40.0 million debt discount for the beneficial conversion feature of our Series B Preferred Stock in December 2005.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(Unaudited)
	(In thousands, except share data)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$94,154	$96,890
Short-term investments	6,225	—
Restricted cash	—	9,325
Accounts receivable —
Contract receivables	135,195	72,231
Costs in excess of billings	75,395	112,836
Other	4,034	2,773
Income tax receivable	4,540	5,040
Other current assets	6,646	8,140

Total current assets	326,189	307,235
PROPERTY AND EQUIPMENT, net	194,408	197,409
CONTRACT RECEIVABLES, long-term	14,328	—
OTHER ASSETS, net	14,113	18,375

	$549,038	$523,019

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,096	$15,160
Accrued liabilities	15,021	8,130
Accrued job costs	71,988	56,782
Billings in excess of costs	2,656	2,632
Current maturities of long-term debt	13,961	14,813
Current taxes payable	7,153	5,195

Total current liabilities	122,875	102,712
LONG-TERM DEBT, net of current maturities	74,919	85,495
SUBORDINATED NOTES	14,755	13,904
OTHER LIABILITIES	800	924
DEFERRED INCOME TAXES	22,979	22,649

Total liabilities	236,328	225,684
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.00001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.00001 par value, 100,000,000 shares authorized, 32,614,215 and 32,395,258 shares issued and outstanding, respectively	—	—
Additional paid-in capital	419,989	419,392
Accumulated deficit	(106,858)	(121,766)
Accumulated other comprehensive loss	(421)	(291)

Total stockholders’ equity	312,710	297,335

	$549,038	$523,019

The accompanying condensed notes are an integral part of these consolidated financial statements.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
		(Unaudited)
	(In thousands, except share and per share data)

CONTRACT REVENUES	$147,778	$143,733	$351,844	$430,618
COST OF CONTRACT REVENUES	111,236	104,603	301,194	313,811

Gross profit	36,542	39,130	50,650	116,807
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	7,915	8,318	24,011	25,641
GAIN ON INSURANCE SETTLEMENT	—	—	—	(14,300)
RESERVE FOR CLAIMS AND RECEIVABLES	—	—	—	18,458

Operating income	28,627	30,812	26,639	87,008
OTHER:
Interest expense	(2,816)	(3,146)	(8,521)	(10,771)
Interest income	886	894	2,654	1,686
Loss on debt extinguishment	—	—	—	(2,402)
Other income (expense), net	(50)	395	(35)	358

INCOME BEFORE INCOME TAXES	26,647	28,955	20,737	75,879
INCOME TAX PROVISION	7,773	8,089	5,829	22,672

NET INCOME	$18,874	$20,866	$14,908	$53,207

EARNINGS PER SHARE — BASIC AND DILUTED:
Net income per share — basic	$0.59	$0.66	$0.47	$1.75

Net income per share — diluted	$0.58	$0.64	$0.46	$1.72

WEIGHTED AVERAGE SHARES USED IN COMPUTING EARNINGS PER SHARE:
BASIC	32,169,115	31,814,060	32,003,633	30,334,235
DILUTED	32,387,538	32,370,209	32,131,845	30,882,186

The accompanying condensed notes are an integral part of these consolidated financial statements.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2007	2006
	(Unaudited)
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,908	$53,207
Adjustments to reconcile net income to net cash provided by operating activities — Depreciation and amortization	18,570	20,101
Gain on insurance settlement	—	(14,300)
Net gain on sale of assets	—	(25)
Reserve for claims and receivables	—	18,458
Deferred income taxes	379	11,882
Paid in-kind interest on subordinated notes and related party term debt	851	1,109
Amortization of deferred loan fees recorded as interest expense	424	665
Stock-based compensation expense	2,961	6,676
Loss on debt extinguishment	—	2,402
Changes in operating assets and liabilities —
Restricted cash	9,325	2,712
Accounts receivable	(78,053)	(60,201)
Costs in excess of billings	37,441	(26,758)
Billings in excess of costs	24	(1,201)
Other assets	(1,233)	(5,758)
Accounts payable	(3,064)	(2,749)
Accrued and other liabilities	4,909	4,390
Accrued job costs	15,206	(2,780)
Current taxes payable	1,958	2,261

Net cash provided by operating activities	24,606	10,091
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and additions to property and equipment	(10,189)	(18,269)
Proceeds from casualty insurance claim	—	14,300
Proceeds from sale of assets	500	25
Purchases of short-term investments	(39,150)	—
Sales of short-term investments	32,925	—

Net cash used in investing activities	(15,914)	(3,944)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on term debt	(11,428)	(25,819)
Principal payments under related party term debt	—	(548)
Deferred loan fees	—	(466)
Proceeds from issuance of common stock, net	—	38,140
Stock option transactions	—	8

Net cash provided by (used in) financing activities	(11,428)	11,315

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,736)	17,462
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	96,890	42,960

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$94,154	$60,422

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$7,377	$8,659
Cash paid for income taxes	$7,238	$8,597
Cash refund for income taxes	$4,000	$—
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capital expenditures for property and equipment included in accrued liabilities	$182	$3,507
Repayment of debt and accrued interest with proceeds of additional debt	$—	$74,679
Purchase of vessel with long-term debt	$—	$11,000
Payment of deferred loan fees, closing costs and fees through issuance of term debt	$—	$2,721

The accompanying condensed notes are an integral part of these consolidated financial statements.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BASIS OF PRESENTATION:

Horizon Offshore, Inc., a Delaware corporation, and its subsidiaries (references to “Horizon”, “company,” “we,” “our” or “us” are intended to refer to Horizon Offshore, Inc. and its subsidiaries) provide marine construction services for the offshore oil and gas and other energy related industries. During the nine months ended September 30, 2007, we provided construction services domestically in the U.S. Gulf of Mexico and the Northeast U.S., and internationally in our Latin America, West Africa and Southeast Asia/Mediterranean geographic segments. These services primarily consist of laying, burying or repairing marine pipelines for the transportation of oil and gas; providing hook-up and commissioning services; and installing and salvaging production platforms and other marine structures. Our projects are performed on a fixed-price basis or a combination of a fixed-price and day-rate basis in the case of extra work to be performed under the contract. From time to time, we may also perform projects on a cost-reimbursement and/or day-rate basis.

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). In the opinion of management, the unaudited consolidated interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the company’s financial position as of September 30, 2007 and December 31, 2006, the statements of operations for the three and nine months ended September 30, 2007 and 2006, and the statements of cash flows for the nine months ended September 30, 2007 and 2006. Although management believes the unaudited interim disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual audited financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules of the Securities and Exchange Commission (the “SEC”).

The results of operations for the three and nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the entire year. The unaudited consolidated interim financial statements included herein should be read in conjunction with the audited consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2006.

The consolidated financial statements include the accounts of Horizon and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management must make significant judgments in this process. Among the factors, but not fully inclusive of all factors, that may be considered by management in these processes are: the range of accounting policies permitted by GAAP; management’s understanding of our business; expected rates of business and operational change; sensitivity and volatility associated with the assumptions used in developing estimates; and whether historical trends are expected to be representative of future trends. Among the most subjective judgments employed in the preparation of these financial statements are estimates of expected costs to complete construction projects, the collectibility of contract receivables and claims, the depreciable lives of and future cash flows to be provided by our equipment and long-lived assets, the amortization period of maintenance and repairs for dry-docking activity, estimates for the number and magnitude of self-insurance reserves needed for potential medical claims and Jones Act obligations, judgments regarding the outcomes of pending and potential litigation and claims and certain judgments regarding the nature of income and expenditures for tax purposes. We review all significant estimates on a recurring basis and record the effect of any necessary adjustments prior to publication of our financial statements. Adjustments made with respect to the use of estimates relate to improved information not previously available. Because of the inherent uncertainties in this process, actual future results could differ from those expected at the reporting date.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Proposed Merger

On June 11, 2007, we entered into a definitive agreement (the “Merger Agreement”) with Cal Dive International, Inc. (“Cal Dive”) under which Horizon has agreed to merge into Cal Dive Acquisition LLC, a wholly-owned subsidiary of Cal Dive, in exchange for cash and common stock of Cal Dive. As a result, Horizon would become a wholly-owned subsidiary of Cal Dive. Under the terms of the Merger Agreement, Horizon stockholders will receive 0.625 shares of Cal Dive common stock and $9.25 in cash for each share of Horizon common stock outstanding, plus additional cash for any fractional share.

The merger is conditioned upon, among other things, the approval of our stockholders, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary regulatory approvals. On August 29, 2007, Cal Dive re-filed its Hart-Scott-Rodino Notification and Report Form with the Antitrust Division of the Department of Justice and Federal Trade Commission. On September 28, 2007, Cal Dive and Horizon each received a request for additional information (commonly referred to as a “second request”) from the Antitrust Division of the U. S. Department of Justice, which had the effect of extending the waiting period for a period of 30 calendar days from the date of the parties’ substantial compliance with the request. Assuming we receive early termination of the waiting period from the Department of Justice, we expect to hold a special stockholders’ meeting to seek approval of the merger in early December 2007. Assuming stockholder approval, we expect to complete the merger promptly thereafter.

2.  PEMEX CONTRACTS:

During the third quarter of 2007, we recognized a loss of approximately $(15.1) million on our Petróleos Mexicanos (“Pemex”) contracts in addition to the $(29.9) million loss recognized during the second quarter of 2007. For the nine months ended September 30, 2007, we have recognized an overall loss of $(32.2) million on our Pemex contracts. We were successful in recovering costs due to inefficiencies of third party subcontractors, which offset some of the deterioration during the third quarter. The additional losses for the third quarter of 2007 relate to delays and significant increases in estimated costs to complete these projects due to the combined effect of the factors below.

•	Continued adverse weather conditions impeded the ability of our subcontracted diving support vessels to perform weather sensitive work.

•	A subcontracted diving support vessel was in port for repairs for most of the third quarter, causing further project completion delays and additional third party costs.

•	We engaged an additional third party dive support vessel to assist in completion of these projects and utilized our barge, the Canyon Horizon, which increased costs.

•	Poor productivity of our barges and third party subcontracted vessels has also increased costs.

•	We recorded additional penalties that we expect to incur for these delays.

The deteriorations in the estimated profit at completion for these two projects during the second quarter of 2007 relates to the combined effect of the following:

•	delays in mobilization and mechanical downtime of the Texas Horizon,

•	Pemex’s reduction in the original scope of work under our second contract,

•	excessive non-compensable weather delays,

•	poor productivity of diving subcontractors and delays due to excessive mechanical downtime of subcontracted diving equipment,

•	Pemex’s dispute of change orders related to weather delays, client interference and extra work that had been recognized in prior periods, and

•	completion penalties covering out-of-contract periods.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

During October 2007, we completed the first Pemex project, and we continue to work with Pemex to obtain contract extensions for work that was completed outside the contract schedule due to delays caused by client interference and official port closures for adverse weather conditions and approved change orders for additional scope of work requested. We have, to date, obtained formal contract extensions on some milestones, with others pending agreement with Pemex. We will invoice the remaining $6.3 million of unbilled revenue when we receive these contract extensions and approved change orders. If we are unsuccessful in obtaining contract extensions under this contract, we could be subject to additional penalties up to $7 million. At September 30, 2007, unapproved change orders related to compensable weather delays and client interference and estimated recoverable contract penalties covering out-of-contract periods totaled approximately $5 million, all of which have effectively been recognized as revenue because we were almost 100% complete.

We have substantially completed the second Pemex project. We received contract extensions on this project through August 2007, and accordingly, in September 2007, we invoiced Pemex approximately $27.1 million related to work completed through August 2007. We will continue to work with Pemex to obtain additional contract extensions. Upon completion of this project and the receipt of contract extensions, we will invoice the remaining $32.2 million of unbilled revenue related to original scope of work. Unapproved change orders and recoverable penalties that we have included in estimated revenues at completion under this contract as of September 30, 2007 totaled approximately $15 million. However, we have recognized approximately $13.5 million of these estimated revenues because we are approximately 90% complete on this project at September 30, 2007.

We are working with Pemex to obtain approved change orders related to compensable weather delays, client interference and extra work and to recover contract penalties because we believe that our claims are valid under the Pemex contracts. Total unapproved change orders and claims at September 30, 2007 are approximately $20 million, of which approximately $18.5 million has been recognized as revenue and is included in costs in excess of billings in the accompanying consolidated balance sheet. Also, we could incur additional costs and losses on the Pemex projects if we experience further delays due to weather or poor productively that results in costs incurred in excess of the amounts currently estimated.

3.  ACCOUNTS RECEIVABLE:

We have significant investments in billed and unbilled receivables as of September 30, 2007 and December 31, 2006. There was no allowance for doubtful accounts as of these balance sheet dates. The majority of these receivables relate to several large, longer duration contracts for projects outside of the U.S. Gulf of Mexico, where contracts are typically smaller and of shorter duration. As of September 30, 2007, we had approximately $135.2 million of contract receivables compared to $72.2 million at December 31, 2006. This increase is primarily due to activity on the Northeast Gateway Pipeline and Pemex projects. Long-term contract receivables of $14.3 million at September 30, 2007 represent retainage related to the West Africa Gas Pipeline project that we do not expect to collect within the next twelve months.

Unbilled receivables, which are included in costs in excess of billings in the accompanying consolidated financial statements, arise as revenues are recognized under the percentage-of-completion method. As of September 30, 2007, we had approximately $75.4 million of unbilled receivables compared to $112.8 million at December 31, 2006. These significant unbilled receivables primarily relate to our Pemex projects offshore Mexico and the West Africa Gas Pipeline project. Under the Pemex contracts, we have unbilled receivables of approximately $42.6 million, of which approximately $18.5 million relates to unapproved change orders and recoverable penalties recognized as revenue and the remaining amount relates to original scope of work. Pursuant to these contracts with Pemex, we must fully complete stated milestones before an invoice for the work performed can be issued. However, we have not been able to invoice the unbilled receivables due to delays in fully completing these milestones. Additionally, milestones completed outside the original timeframes of the Pemex contracts are subject to penalties for late completion, so we generally negotiate contract extensions before invoicing. Under the West Africa Gas Pipeline contract, we have unbilled receivables of approximately $25.2 million, which have been recognized as revenue, primarily for unapproved change orders due to additional work scope, weather delays and repair work covered under the customer’s

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

insurance policy. We will issue invoices for the extra work upon the receipt of approved change orders from Pemex and the West Africa Gas Pipeline Company.

As of September 30, 2007 and December 31, 2006, we had a total of three customers which accounted for 55% and 75%, respectively, of total billed and unbilled receivables. No other single customer accounted for more than 10% of accounts receivable as of September 30, 2007 and December 31, 2006.

On August 4, 2006, we received notification that an arbitral panel in Mexico rejected our Pemex EPC 64 contract claims from 2003. We reserved $18.5 million for the remaining carrying value of our outstanding claims against Pemex during the quarter ended June 30, 2006. During the quarter ended September 30, 2006, we wrote-off the total $51.6 million included in costs in excess of billings related to the Pemex claims against the allowance for doubtful accounts.

4.  CERTAIN BALANCE SHEET ACCOUNTS:

Short-term Investments

Short-term investments are classified as available-for-sale instruments that we expect to realize in cash within one year. These investments are recorded at fair value. Any unrealized holding gains or losses are reported in comprehensive income (loss) until realized. Our short-term investments at September 30, 2007 consisted of municipal bonds and auction rate securities. We did not have any short-term investments at December 31, 2006. Although these instruments do not meet the definition of cash and cash equivalents, we have the ability to quickly liquidate these securities.

Restricted Cash

Total restricted cash of $9.3 million at December 31, 2006 represents $9.1 million cash used to secure a letter of credit under the completed Israel Electric Corporation (IEC) contract, plus interest received. The cash expended to secure the IEC letter of credit, plus interest, of $9.6 million was released in August 2007. Restricted cash is not considered as cash or cash equivalents for purposes of the accompanying consolidated balance sheets and statements of cash flows.

5.  NOTES PAYABLE:

Notes payable consist of the following (in thousands):

	September 30,	December 31,
	2007	2006

Term loan payable to CIT Group Equipment/Financing Inc., due March 9, 2011	$56,204	$64,304
Term loan payable to General Electric Credit Corporation of Tennessee, due January 1, 2011	23,388	25,000
Term loan payable to GE Capital Corporation, due January 1, 2012	5,395	6,246
Term loan payable to GE Capital Corporation, due June 29, 2011	3,893	4,758
8% Subordinated Notes, due March 31, 2010	14,755	13,904
$30 million revolving credit facility with PNC Bank, N.A., maturing April 28, 2011	—	—

Total debt	$103,635	$114,212

Current maturities of long-term debt	$13,961	$14,813

Long-term debt, net of current maturities	$74,919	$85,495

Subordinated notes	$14,755	$13,904

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

At September 30, 2007, we had no borrowings outstanding under our revolving credit facility. At September 30, 2007, $23.8 million of letters of credit were outstanding under the facility. Any outstanding letters of credit are deducted from the borrowing availability under the facility. Advances are obtained in accordance with a borrowing base, which is calculated as a percentage of accounts receivable balances and costs in excess of billings. Based upon the borrowing base calculation, we had $6.2 million of borrowing capacity available after utilizing the facility to support letters of credit.

At September 30, 2007, our average interest rate was 9.78% per annum. Interest rates for our outstanding debt vary from the one-month commercial paper rate plus 2.45% to a fixed rate of 9.99% (7.69% to 9.99%) at September 30, 2007. Our term-debt borrowings require approximately $1.2 million in total monthly principal payments.

Substantially all of our assets are pledged as collateral to secure our indebtedness. Our loans contain customary default and cross-default provisions, including change of control provisions, and covenants restricting our ability to issue additional capital stock, create additional liens, incur additional indebtedness, enter into affiliate transactions, dispose of assets, make investments and pay dividends. We are also required to maintain certain financial ratios at quarterly determination dates. At September 30, 2007, we were in compliance with all the financial covenants required by our loan and credit facilities.

6.  STOCKHOLDERS’ EQUITY:

Earnings Per Share

The following table presents information necessary to calculate earnings per share for the three and nine months ended September 30, 2007 and 2006 (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net income	$18,874	$20,866	$14,908	$53,207
Average common shares outstanding	32,169	31,814	32,004	30,334

Basic earnings per share	$0.59	$0.66	$0.47	$1.75

Average common and dilutive potential common shares outstanding:
Average common shares outstanding	32,169	31,814	32,004	30,334
Unvested restricted stock and assumed exercise of stock options	219	556	128	548

	32,388	32,370	32,132	30,882

Diluted earnings per share	$0.58	$0.64	$0.46	$1.72

As of September 30, 2007, we had outstanding options covering an aggregate of 79,122 shares of common stock, of which all were exercisable, and we had 432,820 shares of unvested restricted stock. Restricted stock grants are legally considered issued and outstanding, but are included in both basic and diluted EPS only to the extent they are vested. Unvested shares are included in the computation of diluted EPS using the treasury stock method. Excluded from the computation of diluted EPS for the three and nine months ended September 30, 2007 are options to purchase 79,122 shares of common stock, at a weighted average price of $105.79, as the exercise price is greater than the average market price. Excluded from the computation of diluted EPS for the three and nine months ended September 30, 2006 are options to purchase 113,150 shares of common stock, at a weighted average price of $131.00, respectively, as the exercise price is greater than the average market price.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Stock Plans

Our Horizon Offshore, Inc. 2005 Stock Incentive Plan, as amended (the “2005 Incentive Plan”), provides for the issuance of 2.8 million shares of our common stock. The 2005 Incentive Plan will remain in effect until all awards granted thereunder have been satisfied. The 2005 Incentive Plan provides for grants of a variety of equity incentives, including stock options, restricted stock and stock appreciation rights, to officers, other employees and certain non-employee consultants. The compensation committee of the board of directors establishes the terms of the equity awards (including vesting schedules which is generally three years). At September 30, 2007, we had 1,361,942 shares of common stock remaining for issuance under the 2005 Incentive Plan. No additional grants will be made under previously existing stock-based compensation plans.

Our Horizon Offshore, Inc. 2006 Director Stock Plan (the “2006 Director Stock Plan”) provides for the issuance of 150,000 shares of our common stock. The 2006 Director Stock Plan will remain in effect until August 2, 2016. The 2006 Director Stock Plan provides for grants of stock to each of our four eligible non-employee directors, with or without restrictions, each having an aggregate value of up to $100,000 following each annual meeting of stockholders and upon joining our board if other than by election at an annual meeting of stockholders. The compensation committee of the board of directors establishes the terms of the stock awards (including vesting schedules which is generally one year). On May 24, 2007, the day following our annual meeting of stockholders held on May 23, 2007, we issued 4,529 shares of restricted stock to each of our independent directors. At September 30, 2007, we had 111,884 shares of common stock remaining for issuance under the 2006 Director Stock Plan.

Stock-Based Compensation

Our pre-tax compensation cost for stock-based employee compensation was approximately $0.9 million and $3.0 million for the three and nine months ended September 30, 2007, respectively, and approximately $2.2 million and $6.7 million for the three and nine months ended September 30, 2006, respectively. The related tax benefits recognized for these costs for the three and nine months ended September 30, 2007 were approximately $0.3 million and $0.8 million, respectively, and for the three and nine months ended September 30, 2006 was approximately $0.6 million and $2.0 million, respectively. We recognized stock-based compensation cost included in the accompanying consolidated statements of operations as follows (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Cost of contract revenues	$—	$0.3	$—	$0.8
Selling, general and administrative expenses	0.9	1.9	3.0	5.9

	$0.9	$2.2	$3.0	$6.7

We recognized stock-based compensation related to our stock option awards of $0 and $235,000 for the three and nine months ended September 30, 2007 and $214,000 and $400,000 for the three and nine months ended September 30, 2006, respectively. We did not grant any stock options during the nine months ended September 30, 2007. There was no unrecognized compensation cost related to stock options as of September 30, 2007.

Stock-based compensation related to restricted stock was $0.9 million and $2.8 million for the three and nine months ended September 30, 2007 and $2.0 million and $6.3 million for the three and nine months ended September 30, 2006, respectively. At September 30, 2007, $2.5 million of total unrecognized compensation cost related to the unvested portion of the restricted stock awards is expected to be recognized over a weighted average period of nine months.

7.	GAIN ON INSURANCE SETTLEMENT:

On June 30, 2006, we settled our claims against the underwriters on the marine hull insurance policy covering physical damage to the Gulf Horizon, and we recorded a $14.3 million gain on the insurance settlement during the

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

quarter ended June 30, 2006. Under the terms of the settlement, the underwriters paid us $14.3 million for all claims related to the suit on July 28, 2006.

8.	INCOME TAXES:

We use the liability method of accounting for income taxes. For the nine months ended September 30, 2007, we recorded an income tax provision of $5.8 million, at an effective rate of 28.1% on a pre-tax income from continuing operations of $20.7 million. For the nine months ended September 30, 2006, we recorded an income tax provision of $22.7 million, at an effective rate of 29.9% on pre-tax income from continuing operations of $75.9 million. The difference in the statutory rate and the effective rate for the nine months ended September 30, 2007 relates to income generated in foreign tax jurisdictions at lower tax rates and tax exempt interest income, offset by estimated state income tax expense expected to be paid on our work in the Northeast U.S. The difference in the statutory rate and the effective rate for the nine months ended September 30, 2006 relates to the impact of the settlement of the Gulf Horizon insurance claim on June 30, 2006 and a change in estimate for determining our Section 382 limitation of the tax code which limited the pre-change of control net operating losses we may utilize. Additionally, the reduction in our effective tax rate for the nine months ended September 30, 2006 is due to income earned in foreign tax jurisdictions with lower income tax rates.

We do not provide for U.S. income taxes on foreign subsidiaries’ undistributed earnings intended to be permanently reinvested in foreign operations.

We adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”) as of January 1, 2007. We have not recorded any reserves for uncertain income tax positions pursuant to FIN 48. There were no unrecognized tax benefits as of September 30, 2007. We do not expect to recognize significant increases or decreases in unrecognized tax benefits during the year ended December 31, 2007. In accordance with our accounting policy, we will recognize accrued interest and penalties related to unrecognized tax benefits as a component of tax expense. This policy did not change as a result of the adoption of FIN 48. For the nine months ended September 30, 2007 and 2006, we did not accrue any tax related interest and penalties. Our 2003 through 2006 federal income tax returns are subject to audit by the Internal Revenue Service. Various state, local and foreign income tax returns are also subject to examination by taxing authorities. We do not believe that the outcome of any examination will have a material impact on our financial statements.

9.	COMMITMENTS AND CONTINGENCIES:

Litigation

As previously disclosed in Part II, Item I, “Legal Proceedings” of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, two putative shareholder derivative lawsuits were filed in state district court in Harris County, Texas related to our proposed merger transaction with Cal Dive. These two lawsuits are substantially similar and are brought against the members of our board of directors and Cal Dive. Both also name Horizon as a “nominal defendant,” as is customary in putative derivative lawsuits. Only one of the lawsuits has actually been served upon Horizon or any of the other defendants. We have filed a response denying the allegations and asserting, among other things, that the plaintiffs did not have standing to bring this action. No hearing or trial has been set.

We are involved in various routine legal proceedings primarily involving claims for personal injury under the Jones Act and general maritime laws, which we believe are incidental to the conduct of our business. We believe that none of these proceedings, if adversely determined, would have a material adverse effect on our business or financial condition.

Contractual Disputes — Unasserted Claims for Penalties Resulting from Contract Delays

Many of our large international contracts contain specific completion schedule requirements that require us to pay penalties or liquidated damages in the event that the completion schedules are not met for reasons attributable to us and we may not be able to meet completion schedules. Our exposures under these penalty provisions are generally based on a percentage of the remaining contract value for work which will be completed outside of the

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

completion schedule requirements, up to maximum amounts generally based on an agreed percentage of contract values.

We are currently working outside of the scheduled completion dates of our Pemex contracts. We are therefore potentially subject to late completion penalties unless contract extensions are obtained. Some penalties previously assessed may be recovered as a result of extensions approved subsequent to the assessment. Although we have received several formal extensions and others are pending, we reserved approximately $5 million for estimated potential penalties as of September 30, 2007. We believe that the likelihood of incurring penalties in excess of the amount reserved is remote.

Tax Assessment

During the fourth quarter of 2006, we received a tax assessment from the Servicio de Administracion Tributaria (“SAT”), the Mexican taxing authority, for approximately $23 million related to 2001, including penalties, interest and monetary correction. The SAT’s assessment claims unpaid taxes related to services performed among our subsidiaries. We believe under the Mexico and U.S. double taxation treaty that these services are not taxable and that the tax assessment itself is invalid. We have filed a petition in Mexican court to set aside the assessment as invalid. We believe that our position is supported by law and intend to vigorously defend our position. However, the ultimate outcome of this litigation and our potential liability from this assessment, if any, cannot be determined at this time. Accordingly, no accrual has been recorded at September 30, 2007 in the accompanying consolidated financial statements.

Letters of Credit

At September 30, 2007, we utilized $23.8 million of our $30 million revolving credit facility to support outstanding letters of credit that secured performance bonds on existing Pemex contracts.

Capital Expenditures

Our estimated planned capital expenditures for the remainder of 2007 are less than $1 million.

Warranties

In the normal course of our business, we provide performance guarantees and warranties under our contracts. Historically, we have not had any significant warranty claims; however, we could be liable for substantial warranty liabilities, if any are incurred, on projects prior to the expiration of the warranty periods.

10.	RECENT ACCOUNTING PRONOUNCEMENTS:

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosure about fair value measurements. SFAS No. 157 also applies under other accounting standards that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurement. The provisions of SFAS No. 157 are effective as of the beginning of our 2008 fiscal year. We are currently evaluating the impact of adopting SFAS No. 157 on our financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.” SFAS 159 permits all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value, with changes in fair value recognized in earnings as they occur. SFAS 159 establishes presentation and disclosure requirements designed to improve comparability between entities that elect different measurement attributes for similar assets and liabilities. The provisions of SFAS 159 are effective as of the beginning of our 2008 fiscal year. We are currently evaluating the impact of adopting SFAS No. 159 on our financial statements.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

11.	GEOGRAPHIC INFORMATION AND SIGNIFICANT CUSTOMERS:

Horizon operates in a single industry segment, the marine construction services industry. Our domestic geographic segment has primarily consisted of work in the U.S. Gulf of Mexico. We are currently performing a significant project in the Northeast U.S. offshore Massachusetts that began in 2007, which is included in our domestic geographic segment. Geographic information relating to Horizon’s operations follows (in millions):

			Nine Months
	Three Months Ended		Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Domestic	$107.7	$61.3	$216.6	$201.1
Latin America	16.8	66.1	74.4	146.3
West Africa	13.0	6.7	34.9	68.9
Southeast Asia/Mediterranean	10.3	9.6	25.9	14.3

Total	$147.8	$143.7	$351.8	$430.6

Gross Profit:
Domestic	$42.1	$21.7	$66.4	$75.5
Latin America	(9.2)	19.3	(18.6)	39.2
West Africa	(1.9)	(7.5)	(10.7)	(5.7)
Southeast Asia/Mediterranean	5.5	5.6	13.6	7.8

Total	$36.5	$39.1	$50.7	$116.8

	As of
	September 30,	December 31,
	2007	2006

Property and Equipment(1):
Domestic	$144.4	$121.1
Latin America	15.2	39.4
West Africa	0.3	0.3
Southeast Asia/Mediterranean	34.5	36.6

Total	$194.4	$197.4

(1)	Property and equipment includes vessels, property and related marine equipment. Amounts reflect the location of the assets at September 30, 2007 and December 31, 2006. Equipment location changes as necessary to meet working requirements. Other identifiable assets include inventory and other long-term assets, and are primarily located in the domestic region.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Customers accounting for more than 10% of consolidated revenues for the three and nine months ended September 30, 2007 and 2006 are as follows:

			Nine Months
	Three Months Ended		Ended
	September 30,		September 30,
Customer	2007	2006	2007	2006

Customer A	52%	—	39%	—
Customer B	(1)%	42%	12%	29%
Customer C	9%	5%	10%	16%
Customer D	12%	2%	9%	10%
Customer E	12%	—	5%	—
Customer F	—	16%	6%	6%
Customer G	—	13%	1%	8%

The amount of revenue accounted for by a customer depends on the level of construction services we perform for the customer, which is based on the size of its capital expenditure budget and our ability to bid for and obtain the work. Consequently, customers who account for a significant portion of contract revenues in one period may represent an immaterial portion of contract revenues in subsequent periods. Our West Africa geographic segment revenues are currently derived from one customer, West Africa Gas Pipeline Company. We currently have no assets located in our West Africa geographic segment, and at this time, we do not have any future projects scheduled in West Africa. We generally derive the revenues associated with our Latin America geographic segment from our work offshore Mexico for Pemex, the Mexican national oil company. From time to time we also perform work for customers in other areas of Latin America. Our Southeast Asia/Mediterranean geographic segment revenues are currently derived from one customer, TL Offshore Sdn Bhd, in Southeast Asia.